UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GOGO INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GOGO INC.

111 N. Canal St., Suite 1500

Chicago, Illinois 60606

April 29, 2019

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Gogo Inc., to be held on June 11, 2019, at 9:00 a.m. Central Time, at Gogo’s corporate headquarters at 111 N. Canal St., Chicago, Illinois 60606. All holders of our outstanding common shares as of the close of business on April 15, 2019 are entitled to vote at the meeting.

Your vote is important. Whether you plan to attend the annual meeting or not, you may access electronic voting via the Internet, which is described on your enclosed proxy card, or you may sign, date and return the proxy card in the envelope provided. If you plan to attend the annual meeting, you may vote in person.

Registration and seating will begin at 8:30 a.m. Central Time. Each stockholder will be asked to sign an admittance card and may be asked to present valid picture identification. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the April 15, 2019 record date. Cameras and recording devices will not be permitted at the meeting.

Details of the business to be conducted at the annual meeting are given in the notice of annual meeting of stockholders and the proxy statement.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials, if they so choose.

On behalf of the board of directors, I want to thank you for your support of Gogo.

Sincerely,

Oakleigh Thorne
Chief Executive Officer and President

GOGO INC.

111 N. Canal St., Suite 1500

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2019

To the Stockholders of Gogo Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Gogo Inc., a Delaware corporation (“Gogo” or the “Company”), will be held on June 11, 2019, at 9:00 a.m. Central Time, at Gogo’s corporate headquarters at 111 N. Canal St., Chicago, Illinois 60606 for the following purposes:

1.	Election of three Class III directors to serve until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	A non-binding advisory vote approving executive compensation;

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for fiscal year 2019; and

4.	Transaction of any other business that may properly be brought before the Annual Meeting.

Our board of directors has fixed the close of business on April 15, 2019 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the Annual Meeting.

Our board of directors recommends that you vote FOR the election of each of the director nominees named in Proposal No. 1 of the proxy statement, FOR the approval of executive compensation as described in Proposal No. 2 of the proxy statement and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 3 of the proxy statement.

For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the circulation of our proxy materials.

The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the Annual Meeting and the board of directors’ recommendation with regard to each matter; a toll-free number, an email address and a website where stockholders may request a paper or email copy of the proxy statement, our annual report to stockholders and a form of proxy relating to the Annual Meeting; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the Notice of Internet Availability of Proxy Materials or the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Marguerite M. Elias
Executive Vice President, General Counsel and Secretary

Chicago, Illinois

April 29, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2019:

THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS, THE ACCOMPANYING PROXY STATEMENT AND OUR 2018 ANNUAL REPORT TO STOCKHOLDERS ALL ARE AVAILABLE AT WWW.PROXYVOTE.COM.

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GOGO INC.

111 N. Canal St., Suite 1500

Chicago, Illinois 60606

2019 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Gogo Inc.’s 2019 Annual Meeting Information

Date and Time:	June 11, 2019, at 9:00 a.m. Central Time.

Place:	Gogo’s corporate headquarters, located at 111 N. Canal St., Chicago, Illinois 60606.

Record Date:	April 15, 2019.

Voting:	Holders of common stock are entitled to one vote per share.

Admission:	To attend the meeting in person you will need proof of your share ownership as of the record date and a form of government-issued photo identification.

Date of Mailing:	A Notice of Internet Availability of Proxy Materials or this proxy statement is first being mailed to stockholders on or about April 29, 2019.

Items of Business

Proposals		Board Vote Recommendation	Page Reference (for more information)
1.	Election of the three directors named in this proxy statement	FOR	76
2.	Advisory vote approving executive compensation	FOR	77
3.	Ratification of the appointment of our independent registered public accounting firm	FOR	79

Board Structure

Gogo Inc. (“Gogo” or the “Company”) currently has nine directors divided into three classes: two in Class I, four in Class II and three in Class III. The terms of office of the three Class III directors expire at the Annual Meeting.

Election of Class III Directors

The three nominees for election as Class III directors are listed below. If elected, the nominees for election as Class III directors will serve for a term of three years or until their successors are duly elected and qualified. If you sign and return the accompanying proxy, your shares will be voted for the election of the three Class III nominees recommended by the board of directors unless you choose to withhold authority to vote for any of the nominees. If any nominee for any reason is unable to serve or will not serve, your proxy may be voted for a substitute nominee designated by the board of directors as the proxy holders may determine. The board is not aware of any nominee who will be unable to or will not serve as a director. There is no cumulative voting.

In order to be elected, a nominee must receive a plurality of the votes validly cast at the Annual Meeting. Therefore, the three nominees who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Class III nominees are as follows:

Name	Age	Director Since	Occupation	Board Committees	Independent
Robert L. Crandall	83	2006	Retired	Compensation and Audit	Yes
Christopher D. Payne	50	2014	COO of DoorDash Inc.		Yes
Charles C. Townsend	70	2010	Managing General Partner of Bluewater Wireless II, L.P.; President of Pac 3, LLC;	Compensation	Yes

Additional information about the three director nominees, as well as the Class I and Class II directors who will continue to serve after the Annual Meeting, is provided on page 11.

Advisory Vote on Executive Compensation

The board is asking you to vote to approve the compensation of our named executive officers, often referred to as a “say-on-pay” advisory vote. While the advisory vote is not binding on our board of directors, the board and Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements. For more information, see page 77.

Ratification of the Appointment of the Independent Registered Public Accounting Firm

The board is asking you to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2019 fiscal year. For more information, see page 79.

2020 Annual Meeting

Pursuant to SEC Rule 14a-8, stockholder proposals submitted for inclusion in the proxy statement for our 2020 annual meeting of stockholders must be received by us by December 28, 2019. For more information, see page 80.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE

ANNUAL MEETING

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held at 9:00 a.m. Central Time, on June 11, 2019, at Gogo’s corporate headquarters at 111 N. Canal St., Chicago, Illinois 60606 (the “Annual Meeting”). On April 29, 2019, we began mailing to stockholders of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card.

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Because you own shares of our common stock, our board of directors has made this proxy statement and proxy card available to you on the Internet, in addition to delivering printed versions of this proxy statement and proxy card to certain stockholders by mail.

When you vote by using the Internet or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint Marguerite M. Elias and Jenelle M. Chalmers (with full power of substitution) as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet or (if you received your proxy card by mail) by signing and returning your proxy card. If you vote via the Internet, you do not need to return your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.

Stockholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet at www.proxyvote.com.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 15, 2019 are entitled to vote. April 15, 2019 is referred to as the record date. In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available in electronic form at the Annual Meeting site on June 11, 2019 and will be accessible in electronic form for ten days before the meeting at our principal place of business, 111 N. Canal St., Suite 1500, Chicago, IL 60606, between the hours of 9:00 a.m. and 5:00 p.m. Central Time.

How many votes is each share of common stock entitled to?

Holders of common stock are entitled to one vote per share. On the record date, there were 87,878,770 shares of our common stock outstanding and entitled to vote.

How do I vote at the Annual Meeting?

Stockholders of record may vote by using the Internet or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the Annual Meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

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You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 10, 2019. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

How do I change or revoke my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet prior to 11:59 p.m. Eastern Time on June 10, 2019;
•	sending written notice of revocation prior to the Annual Meeting to our Corporate Secretary at 111 N. Canal St., Suite 1500, Chicago, IL 60606; or
•	voting in person at the Annual Meeting.

If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see how you can revoke your proxy and change your vote.

Attendance at the Annual Meeting will not by itself revoke a proxy.

How many votes do you need to hold the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. If a quorum is present, we can hold the Annual Meeting and conduct business.

On what items am I voting?

You are being asked to vote on three items:

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to elect three directors nominated by the board of directors and named in the proxy statement to serve until our 2022 annual meeting of stockholders or until their successors are elected and qualified;

•	to approve executive compensation in a non-binding advisory vote; and
•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How does the board of directors recommend that I vote?

The board recommends that you vote as follows:

•	FOR each of the director nominees;
•	FOR the approval of executive compensation; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

How may I vote in the election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•	vote FOR all of the nominees for director;
•	vote FOR only one or two of the nominees for director and WITHHOLD from voting on the remaining nominee(s) for director; or
•	WITHHOLD from voting on all of the nominees for director.

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide for the election of directors by a plurality of the votes cast. This means that the three individuals nominated for election to the board of directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board may either:

•	reduce the number of directors that serve on the board; or
•	designate a substitute nominee.

If the board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote for the non-binding advisory vote approving executive compensation, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the approval of executive compensation;
•	vote AGAINST the approval of executive compensation; or
•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting by the holders of common stock who are present in person or by proxy. In accordance with applicable law, this vote is “advisory,”

meaning it will serve as a recommendation to our board of directors, but will not be binding. However, our Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

How may I vote for the proposal to ratify the appointment of our independent registered public accounting firm, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the ratification of the accounting firm;
•	vote AGAINST the ratification of the accounting firm; or
•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting by the holders of common stock who are present in person or by proxy. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted as follows:

•	FOR each of the three director nominees;
•	FOR the approval of executive compensation;
•	FOR the ratification of the appointment of our independent registered public accounting firm; and
•	At the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the Annual Meeting.

Will my shares be voted if I do not vote by using the Internet or by signing and returning my proxy card?

If you do not vote by using the Internet or (if you received a proxy card by mail) by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for stockholder consideration at the Annual Meeting.

If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with the Nasdaq rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors and the non-binding advisory vote approving executive compensation are not considered routine matters under the Nasdaq rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the Annual Meeting in accordance with your wishes.

What is the vote required for each proposal to pass, and what is the effect of abstentions or withheld votes and uninstructed shares on the proposals?

The following table summarizes the board’s recommendation on each proposal, the vote required for each proposal to pass and the effect of abstentions or withheld votes and uninstructed shares on each proposal.

Proposal Number	Item	Board Voting Recommendation	Votes Required for Approval	Abstentions/ Withheld Votes	Broker Non-Votes

1	Election of Directors	FOR	The three nominees who receive the most FOR votes properly cast in person or by proxy and entitled to vote will be elected	No effect	No effect
2	Advisory vote approving executive compensation	FOR	Majority of the voting power of the shares present in person or by proxy and entitled to vote	Count as votes against	No effect
3	Ratification of independent registered public accounting firm	FOR	Majority of the voting power of the shares present in person or by proxy and entitled to vote	Count as votes against	Discretionary voting by broker permitted

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of Gogo Inc. common stock as of

April 15, 2019 if you hold your shares through a broker) and a form of government-issued photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

Can I receive future proxy materials and annual reports electronically?

Yes. You may access this proxy statement and the annual report by accessing the website located at www.proxyvote.com. Instead of receiving future proxy materials in the mail, you can elect to receive an email that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, will reduce the environmental impact of our annual meetings, and will give you an automatic link to the proxy voting site.

If you are a stockholder of record and wish to enroll in the electronic proxy delivery service for future meetings, you may do so by going to www.proxyvote.com and following the prompts.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following sections provide an overview of our corporate governance structure and processes. Among other topics, we describe how we select directors, how we consider the independence of our directors and key aspects of our board operations.

The Company’s Bylaws provide that the board of directors shall consist of not fewer than three nor more than 11 directors, with the exact number to be fixed by the board of directors. The board of directors has fixed the current number of directors at 10, and there is currently one vacancy.

The Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) divides the board into three classes, as nearly equal in number as possible, with the terms of office of the directors of each class ending in different years. Class I currently has two directors, Class II currently has four directors and Class III currently has three directors. The terms of directors in Classes I, II and III end at the annual meetings in 2020, 2021 and 2019, respectively.

Director	Age	Position	Director Since
	Class I Directors for election at the 2020 Annual Meeting
Hugh W. Jones	55	Director	2016
Oakleigh Thorne	61	President and Chief Executive Officer	2006
	Class II Directors for election at the 2021 Annual Meeting
Ronald T. LeMay	73	Chairman of the Board	2006
Michele Coleman Mayes	69	Director	2016
Robert H. Mundheim	86	Director	2012
Harris N. Williams	49	Director	2010
	Class III Directors for election at the 2019 Annual Meeting
Robert L. Crandall	83	Director	2006
Christopher D. Payne	50	Director	2014
Charles C. Townsend	70	Director	2010

At each annual meeting of the stockholders, the successors of the directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The board of directors is therefore asking you to elect the three nominees for director whose term expires at the Annual Meeting. Robert L. Crandall, Christopher D. Payne and Charles C. Townsend, our current Class III directors, have been nominated for reelection at the Annual Meeting. See “Proposal 1: Election of Directors” on page 76.

Directors are elected by a plurality. Therefore, the three nominees who receive the most “FOR” votes will be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. There is no cumulative voting. If you sign and return the accompanying proxy card, your shares will be voted for the election of the three nominees recommended by the board of directors unless you choose to withhold your vote against any or all of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holders may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

Biographical information for each nominee and continuing director is set forth below. We have also identified for each individual the business experience, qualifications, attributes and skills that underlie the board of directors’ and Nominating and Corporate Governance Committee’s belief that each individual is a valuable member of the board of directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

Class III Nominees

Robert L. Crandall is the former chairman and CEO of AMR Corporation and American Airlines. Mr. Crandall served as a member of the board of directors of Aircell, our predecessor company, from 2003 until January 2007.

Mr. Crandall’s specific qualifications, experience, skills and expertise include:

•	Operating and management experience;
•	Core business skills, including financial and strategic planning; and
•	A deep understanding of the airline industry.

Christopher D. Payne has served as the Chief Operating Officer of DoorDash Inc. since January 2016. Mr. Payne was formerly the CEO of Tinder, Inc. from March 2015 to September 2015, the Senior Vice President, North American Marketplaces of eBay Inc. from September 2010 to December 2014 and the founder and CEO of Positronic, Inc. from July 2007 until December 2008, when it was sold to eBay. Mr. Payne previously served as a Vice President at Amazon from 1998 to 2001 and a Vice President at Microsoft from 2001 to 2007. Mr. Payne also was on the board of directors of Rue La La from July 2011 to October 2013.

Mr. Payne’s specific qualifications, experience, skills and expertise include:

•	Operating and management experience;
•	Core business skills, including financial and strategic planning; and
•	A deep understanding of the technology and e-commerce industries.

Charles C. Townsend currently serves as Managing General Partner of Bluewater Wireless II, L.P. Mr. Townsend founded Aloha Partners LP in 2001 and served as its Managing General Partner until 2008. Mr. Townsend also served as the Managing General Partner of Aloha Partners II from 2006 to 2014. Mr. Townsend has served on the Board of

Directors of CTIA, a trade association representing the wireless telecommunications industry, from 2017 to the present. Since January 2004, Mr. Townsend has also served as President of Pac 3, LLC.

Mr. Townsend’s specific qualifications, experience, skills and expertise include:

•	Core business skills, including financial and strategic planning;
•	A deep understanding of the telecommunications industry; and
•	Extensive knowledge of wireless spectrum valuations and uses.

Continuing Directors

Class I Directors – Terms Expiring at the 2020 Annual Meeting:

Hugh W. Jones is a co-founder of Basalt Investments, LLC. Mr. Jones previously served as President of Sabre Airline Solutions from April 2011 to August 2017. From 1996 to 2011, Mr. Jones held a number of other executive positions at Sabre including COO of Sabre Travel Network and Airline Solutions. Before joining Sabre, Mr. Jones served as the president and CEO of Travelocity. He began his career in the travel industry at American Airlines in 1988, serving in a variety of finance positions.

Mr. Jones’s specific qualifications, experience, skills and expertise include:

•	Core business skills, including financial, operating and management;
•	Finance, financial reporting, compliance and controls expertise; and
•	A deep understanding of the airline technology and ecommerce industries.

Oakleigh Thorne has served as our President and Chief Executive Officer since March 4, 2018. Mr. Thorne also serves as the CEO of Thorndale Farm, L.L.C., which oversees investment of Thorne family assets. From 1996 to 2009, Mr. Thorne served as the Co-President of Blumenstein/Thorne Information Partners, L.L.C., a private equity and venture capital firm. From 2000 to 2007, Mr. Thorne served as Chairman and CEO of eCollege.com, a then-publicly traded provider of outsourced eLearning solutions, and he previously served as CEO of Commerce Clearing House Inc. and as a director of ShopperTrak and MachineryLink. Mr. Thorne currently serves as a director of Helix Education, Inc. Mr. Thorne served as a member of the board of directors of Aircell, our predecessor company, from 2003 until January 2007.

Mr. Thorne’s specific qualifications, experience, skills and expertise include:

•	Core business skills, including financial and strategic planning;
•	Finance, financial reporting, compliance and controls expertise; and
•	A deep understanding of our Company and industry.

Class II Directors – Terms Expiring at the 2021 Annual Meeting:

Ronald T. LeMay has served as Chairman and CEO of Main Street Data, Inc. (an advanced analytics company) and Aquarius Solutions, Inc. (an asset utilization company) since January 2017, and as Managing Director of OpenAir Equity Partners (a venture capital firm formed to make early stage investments in wireless companies) since September 2008. In addition, Mr. LeMay has served as Chairman of the Board of October Capital (a private investment company) since February 2001 and Razorback Capital (a private investment company) since August 2006 and as a director of Zubie, Inc. from May 2016 to present and Hyla, Inc. from September 2010 to present. Previously, Mr. LeMay served as Representative Executive Officer of Japan Telecom from November 2003 until the sale of the company in July 2004 and as President and Chief Operating Officer of Sprint Corporation from October 1997 until April 2003. Mr. LeMay was a director of Imation from July 1996 (except for the period from August 5, 1997 to December 31, 1997) until his retirement from the board in May 2012 and was a director of Allstate Corporation until he retired from the board in May 2014. Mr. LeMay has served as the Chairman of our board of directors since July 2006. He served as our Executive Chairman from July 2006 to June 2013, except during the period from July 2009 to February 2010, during which he served as our Chief Executive Officer.

Mr. LeMay’s qualifications, experience, skills and expertise include:

•	Operating and management experience;
•	Core business skills, including financial and strategic planning; and
•	A deep understanding of our Company and its history, culture and industry.

Michele Coleman Mayes currently serves as Vice President, General Counsel and Secretary for the New York Public Library (NYPL). She joined NYPL in August 2012 after serving as Executive Vice President and General Counsel for Allstate Insurance Company since 2007. Prior to Allstate, she served as a Senior Vice President and the General Counsel of Pitney Bowes Inc. from 2003 to 2007 and in several legal capacities at Colgate-Palmolive from 1992 to 2003. In 1982, Ms. Mayes entered the corporate sector as managing attorney of Burroughs Corporation. After Burroughs and Sperry Corporation merged, creating Unisys Corporation, she was appointed Staff Vice President and Associate General Counsel for Worldwide Litigation. From 1976 through 1982, she served in the U.S. Department of Justice as an Assistant United States Attorney in Detroit and Brooklyn, eventually assuming the role of Chief of the Civil Division in Detroit. She chaired the American Bar Association Commission on Women in the Profession from 2014 to 2017 and is a Fellow of the American College of Corporate Governance Counsel. Ms. Mayes served as a director of Assurant, Inc. from 2004 to 2007, where she also served as a member of the Audit Committee and Chairman of the Nominating and Governance Committee.

Ms. Mayes’s specific qualifications, experience, skills and expertise include:

•	Legal, analytical and governance skills;

•	Core business skills and leadership experience; and
•	Expertise in civil litigation and governance matters.

Robert H. Mundheim has been Of Counsel to Shearman & Sterling LLP since 2000. Since 2012, Mr. Mundheim has also served as a Professor of Corporate Law and Finance at the University of Arizona James E. Rogers College of Law. From 1992 to 1999, Mr. Mundheim was Executive Vice President and General Counsel of Salomon Inc. and Senior Executive Vice President and General Counsel of Salomon Smith Barney Holdings Inc., and prior to that, he was Co-Chairman of the New York law firm of Fried, Frank, Harris, Shriver & Jacobson LLP and University Professor of Law and Finance at the University of Pennsylvania Law School, where he taught since 1965 and served as Dean from 1982 to 1989. Mr. Mundheim has also served as General Counsel to the U.S. Treasury Department, Special Counsel to the Securities and Exchange Commission and Vice Chairman, Governor-at-Large and a member of the Executive Committee of the National Association of Securities Dealers. He previously served as Chairman of the board of directors of Quadra Realty Trust, Inc. and as a director of Weeden & Co. LP, eCollege.com, Benjamin Moore & Co., Commerce Clearing House Inc., Arnhold & S. Bleichroeder Holdings, Inc., Hypo Real Estate Holding AG and First Pennsylvania Bank. Mr. Mundheim currently serves as a member of the Board of Trustees of the New School and the Board of Trustees of the Curtis Institute of Music, a Trustee of the American College of Corporate Governance Counsel and a director of the Salzburg Global Seminar.

Mr. Mundheim’s specific qualifications, experience, skills and expertise include:

•	Extensive experience and expertise on corporate governance matters;
•	Core business skills, including financial and strategic planning; and
•	Finance, compliance and controls expertise.

Harris N. Williams serves as Senior Managing Director of WF Investment Management LLC, a diversified asset management business. From 2005 to 2013, Mr. Williams was an executive with Ripplewood Holdings, LLC, a global private equity firm focused on control investments, serving as Managing Director since 2007. Prior to 2005, Mr. Williams was in the Investment Banking division of Credit Suisse, primarily focused on mergers and acquisitions and leveraged buyouts. Mr. Williams’s industry areas of focus have included Technology, Media, Financial Services, Healthcare, Industrials and Hospitality on a global basis. Mr. Williams served on the board of directors of 3W Power Holdings Ltd. from 2011 to 2013, where he also served as Chairman of the Audit Committee.

Mr. Williams’s specific qualifications, experience, skills and expertise include:

•	Core business skills, including financial and strategic planning; and
•	Expertise in financial management and financial reporting.

Selecting Nominees for Director

Our board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and recommending to the board nominees for director. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, in evaluating director candidates, recommends to the board appropriate criteria for the selection of new directors based on the strategic needs of the Company and the board, periodically reviews the criteria adopted by the board and, if deemed desirable, recommends changes to such criteria.

The board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, and when conducting a search endeavors to include individuals who would add diversity to the board, including women and minority candidates, in the qualified pool from which board candidates are chosen. From time to time stockholders, prospective candidates or other third parties may present an individual to the Nominating and Corporate Governance Committee for consideration, in which case the board may, if such individual meets the criteria for membership and is expected to make significant contributions to the Company, elect such individual to the board without conducting a search.

The Nominating and Corporate Governance Committee is responsible for recommending to the board nominees for election to the board at each annual meeting of stockholders and for identifying one or more candidates to fill any vacancies that may occur on the board. New candidates may be identified through recommendations from independent directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the board, and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidates’ background and qualifications by the Nominating and Corporate Governance Committee, interviews with the Committee as a whole, one or more members of the Committee, or one or more other board members, and discussions within the Committee and the full board. The Nominating and Corporate Governance Committee then recommends candidates to the full board, with the full board selecting the candidates to be nominated for election by the stockholders or to be elected by the board to fill a vacancy.

The Nominating and Corporate Governance Committee will consider director candidates proposed by stockholders as well as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Corporate Secretary, 111 N. Canal St., Suite 1500, Chicago, Illinois 60606. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors. Our Bylaws set forth the requirements for direct nomination of an individual by a stockholder for election to the board of directors.

Director Independence

Under the Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. In order to consider a director independent, the board of directors must affirmatively determine that he or she has no material relationship with Gogo Inc. and is independent under the independence criteria for directors established by Nasdaq, Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the independence criteria adopted by the board of directors. The independence criteria adopted by the board are set forth in the Company’s Corporate Governance Guidelines.

The board undertook an annual review of director independence in April 2019. As part of this review, the board considered whether there were any relationships between each director or any member of his or her immediate family and the Company. The board also examined whether there were any relationships between an organization of which a director is a partner, stockholder or executive officer and the Company. The purpose of this review was to determine whether any such relationships were inconsistent with a determination that a director is independent. As a result of this review, the board affirmatively determined that the following directors are independent directors: Robert Crandall, Hugh Jones, Ronald LeMay, Michele Coleman Mayes, Robert Mundheim, Christopher Payne, Charles Townsend and Harris Williams. Accordingly, eight of our nine directors are independent, and all directors serving on the Audit Committee satisfy the independence requirements of Nasdaq and the SEC relating to directors and audit committee members.

Executive Sessions of Our Non-Management Directors

The Chairman of the Board and the full board each have authority to require the board to meet in executive sessions outside the presence of management. The independent directors meet at regularly scheduled executive sessions without management not less frequently than once per quarter.

Board Leadership Structure

As noted in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. Mr. LeMay, an independent director, currently serves as the Chairman of our board of directors.

Board’s Role in Risk Oversight

Our board is responsible for overseeing our risk management. Under its charter, the Audit Committee is responsible for reviewing and discussing our risk management practices, including the effectiveness of the systems and policies for risk assessment and risk management, the major financial risk exposures and the steps management has taken to monitor and control such exposures, any unusual material transactions and management, internal auditor and independent auditor reviews regarding policies, procedures and monitoring related to the Foreign Corrupt Practices Act and other anti-corruption statutes. The Audit Committee also oversees our corporate compliance and ethics programs, as well as the internal audit function. The board’s other independent committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. In addition to the committees’ work in overseeing risk management, our full board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the board receives reports on risk management from senior officers of the Company and from the committee chairs. The board reviews periodic assessments obtained from the Company’s ongoing enterprise risk management process that are designed to identify potential events that may affect the achievement of the Company’s objectives.

The Company’s executive officers, including the General Counsel and Secretary, report directly to our Chief Executive Officer, providing him with visibility into the Company’s risk profile. The head of the Company’s internal audit function regularly reports to the Audit Committee, and each of the General Counsel and head of internal audit have regularly scheduled private sessions with the Audit Committee. The board of directors believes that the work undertaken by the committees of the board, together with the work of the full board of directors and our management, enables the board of directors to effectively oversee the Company’s risk management function.

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct

Our Corporate Governance Guidelines are available on the corporate governance section of our investor relations website at www.ir.gogoair.com. The written charters for each of the Audit, Compensation and Nominating and Corporate Governance Committees also are available on the corporate governance section of our investor relations website at www.ir.gogoair.com.

We have a long-standing commitment to conduct our business in accordance with high ethical principles. Our Code of Business Conduct and Ethics applies to our directors, chief executive officer, chief financial officer, chief accounting officer and all other officers and employees. Our Code of Financial Ethics applies to our chief executive officer, chief financial officer, chief accounting officer and any other key employees performing finance or accounting functions. Copies of the Code of Business Conduct and Ethics and the Code of Financial Ethics may also be accessed on the corporate governance section of our investor relations website at www.ir.gogoair.com.

Committees of the Board

Our board of directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table shows the current members of each committee and the number of meetings held during fiscal 2018.

Director	Audit	Compensation	N&CG
Robert L. Crandall	✓	✓
Hugh W. Jones	✓	✓
Ronald T. LeMay
Michele Coleman Mayes	✓		✓*
Robert H. Mundheim		✓*	✓
Christopher D. Payne
Oakleigh Thorne
Charles C. Townsend		✓
Harris N. Williams	✓*
Number of meetings	7	9	3

  ✓= current committee member; * = chair

Audit Committee. Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes for managing business and financial risks, and our compliance with legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

During fiscal 2018, the Audit Committee held seven meetings. The Audit Committee is currently composed of Messrs. Williams (chair), Crandall and Jones and Ms. Mayes. Each member of our Audit Committee meets the Nasdaq independence requirements, is financially literate, and is an independent director under Rule 10A-3 under the Exchange Act. Our board has determined that Mr. Crandall is an audit committee financial expert as defined by the SEC.

Compensation Committee. Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of the Company and its subsidiaries (including the Chief Executive Officer), establishing the general compensation policies of the Company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of the Company and its subsidiaries. Our Compensation Committee also periodically reviews development and succession plans for executive officers.

During fiscal 2018, the Compensation Committee held nine meetings. The Compensation Committee is currently composed of Messrs. Mundheim (chair), Townsend, Crandall and Jones. On March 4, 2018, Mr. Thorne resigned from the Compensation Committee and Mr. Jones was appointed as a member of the Compensation Committee. Each member of our Compensation Committee meets the Nasdaq independence requirements and is an outside director under Section 162(m) of the Internal Revenue Code. If all directors serving on the Compensation Committee do not meet the “non-employee director” requirements of SEC Rule 16b-3, the Compensation Committee will delegate to a special Section 16b-3 subcommittee consisting of those Compensation Committee members who meet such requirements the authority to approve grants of equity-based compensation subject to Section 16(b) of the Exchange Act. The Compensation Committee also from time to time delegates authority to our Chief Executive Officer to approve equity grants to non-executive officers and other employees.

The Compensation Committee retained Compensation Strategies, Inc. during 2018 to provide executive compensation consulting services. Compensation Strategies, Inc. reports directly to the Compensation Committee, and does not provide any other services to the Company. After a review of the applicable factors prescribed by the SEC and Nasdaq, the Company determined that Compensation Strategies, Inc. is independent.

For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates for election to our board (including candidates proposed by stockholders), reviewing the composition of the board and its committees, developing corporate governance guidelines and recommending them to the board for approval, and managing the board’s annual self-evaluation process.

During fiscal 2018, the Nominating and Corporate Governance Committee held three meetings. The Nominating and Corporate Governance Committee is currently composed of Ms. Mayes (chair) and Mr. Mundheim. On March 4, 2018, Mr. Thorne resigned from the

Nominating and Corporate Governance Committee and Ms. Mayes was appointed chair of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the Nasdaq independence requirements.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our board of directors held 12 meetings during fiscal 2018. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he/she was a member during the time in which such director served on the board or any committee. It is the board’s policy that our directors attend our annual meetings. All members of the board serving as directors at the time of the 2018 annual meeting attended the 2018 annual meeting.

Plurality Voting for Directors and Director Resignation Policy

The Company’s Bylaws provide for the election of directors by a plurality of the votes cast. This means that the three individuals nominated for election to the board of directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. In addition, it is the Company’s policy that if (i) a director ceases to be employed by his or her principal employer, commences employment with a new employer or, while remaining employed by the same employer, undergoes a significant change in his or her position or employment responsibilities, (ii) an independent director ceases to qualify as such, or (iii) a nominee for director, in an uncontested election of directors, receives a greater number of votes “withheld” from his or her election than votes “for” his or her election, the affected director will be required to promptly tender to the board his or her resignation as director. The Nominating and Corporate Governance Committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation, and the board will make such determination, based on a review of whether the individual continues to satisfy the board’s membership criteria and any other matters that the board may consider relevant to its determination.

Succession Planning and Management Development

We are focused on talent development at all levels within our organization. Among the Compensation Committee’s key responsibilities is to ensure that management establishes and the Committee oversees an effective executive succession plan. The board regularly reviews the succession plans that support our overall business strategy, with a focus on key positions at the senior officer level. The board recognizes that succession planning and talent management are closely connected to risk management. Potential leaders are given exposure and visibility to board members through formal presentations and informal events. More broadly, the board is regularly updated on key talent indicators for the overall workforce, including through diversity, recruiting and development programs.

Security Ownership Policies

The Company prohibits directors and employees, including executive officers, from engaging in short sales and trading in publicly traded options of securities of the Company and its affiliates. The Company’s policies also prohibit hedging transactions involving securities of the Company and its affiliates, unless approved by the General Counsel. The Company further requires that pledges by directors and executive officers of securities of the Company or its affiliates made after April 2018 be approved in advance by the board or a committee designated by the board.

Executive Officers

Our executive officers are designated by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers. Our executive officers are as follows:

Executive Officer	Age	Position
Oakleigh Thorne	61	Director, President and Chief Executive Officer
Sergio Aguirre	55	President, Business Aviation
Jonathan B. Cobin	45	Executive Vice President and Chief Strategy Officer
Marguerite M. Elias	64	Executive Vice President, General Counsel and Secretary
Barry Rowan	62	Executive Vice President and Chief Financial Officer
John Wade	56	President, Commercial Aviation
Michael Bayer	50	Senior Vice President, Controller and Chief Accounting Officer
Karen Jackson	49	Senior Vice President, Human Resources

Mr. Thorne’s biography and related information may be found above in the section titled “Directors, Executive Officers and Corporate Governance—Continuing Directors.” The following is biographical information for our other executive officers:

Sergio Aguirre joined us in February 2007. In December 2017, Mr. Aguirre became our Senior Vice President and General Manager of Business Aviation, and in May 2018, he became our President, Business Aviation division. From 2001 to 2007, Mr. Aguirre was employed as the director of sales for Securaplane Technologies Inc. Mr. Aguirre has more than 30 years’ experience in the aviation industry and has served in a variety of positions, including mechanics, sales, product development and management. Mr. Aguirre received a Bachelor of Arts from Orange Coast College and completed Harvard Business School’s Advanced Management Program.

Jonathan B. Cobin joined us in April 2010. In January 2017, Mr. Cobin became our Chief Commercial Officer, and in May 2018, he became our Executive Vice President and Chief Strategy Officer. From September 2003 to January 2010, Mr. Cobin was employed by Centennial Communications, a regional telecommunications service provider, principally in the role of Vice President Strategic Planning. Previously, Mr. Cobin held positions of increasing responsibility as a strategy consultant at Dean & Company and in the investment banking group at J.P. Morgan. He received his Master’s degree in Business Administration from the Stanford University Graduate School of Business and a Bachelor of Arts from Dartmouth College.

Marguerite M. Elias joined us in September 2007. From June 2004 until July 2007, Ms. Elias served as Senior Vice President and General Counsel of eCollege.com, a publicly traded provider of outsourced eLearning solutions, where she was responsible for all legal and compliance issues, managed the human resources function and was a member of senior management. Ms. Elias was in private practice for 15 years at Skadden, Arps, Slate, Meagher & Flom and Katten Muchin Rosenman, where she specialized in federal securities law, corporate finance, and mergers and acquisitions for clients across a broad spectrum of industries. Since 2007, Ms. Elias has served on the board of directors of Helix Education, Inc. She is a member of the American Law Institute. Ms. Elias received a Bachelor of Arts degree in Economics from Northwestern University and a Juris Doctor from Loyola University of Chicago School of Law.

Barry Rowan joined us as Executive Vice President, Finance in April 2017 and in May 2017 he became our Executive Vice President and Chief Financial Officer. Mr. Rowan previously served as Executive Vice President and Chief Financial Officer of Cool Planet Energy Systems from March 2013 to April 2017, as Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Vonage Corporation from 2010 to 2013, and as Executive Vice President, Chief Financial Officer and Treasurer for Nextel Partners from 2003 to 2006. Mr. Rowan earned his Master’s degree in Business Administration from the Harvard Business School and his Bachelor’s degree in Business Administration and Chemical Biology summa cum laude from The College of Idaho.

John Wade joined us in November 2008. In August 2016, Mr. Wade became our Chief Operating Officer, and in May 2018, he became our President, Commercial Aviation division. Prior to joining Gogo, Mr. Wade served as Chief Technical Officer and General Manager of in-flight mobile phone and internet provider, OnAir, from February 2005 to November 2008. He was responsible for OnAir’s internet business, including sales, strategy, customer relationship management and product development. Mr. Wade has more than 20 years of experience in the avionics and in-flight communications industries, having also held positions at in-flight internet and connectivity services provider Tenzing Communications, as well as PRIMEX Aerospace Company and GEC Marconi In-Flight Systems. Mr. Wade received his education at the University of Brighton, U.K., where he earned a First Class B Engineering Honors Degree in Electronic Engineering.

Michael Bayer joined us in June 2015. From February 2013 to March 2015, Mr. Bayer served as Vice President and Corporate Controller at JMC Steel Group, Inc., an independent steel pipe and tube manufacturer. Prior to that, he worked in various accounting and financial reporting roles, including as Assistant Controller and Controller of Motorola Mobility, Inc. from 2010 to 2013 and as Director of Accounting at Exelon Corporation from 2004 to 2009. Mr. Bayer is a Certified Public Accountant and received his Bachelor’s degree in Accounting from Miami University.

Karen Jackson joined us in February 2015. From November 2011 to January 2015, Ms. Jackson served as SVP, Human Resources of Acquity Group, a digital and marketing services firm acquired by Accenture, where she was responsible for the HR function and talent strategy across the business. From November 2009 to November 2011, Ms. Jackson held the position of VP, Corporate Strategy at Acquity Group, where she was responsible for driving Acquity Group’s growth initiatives. She received her Master’s degree in Business Administration from the Fuqua School of Business, Duke University and a Bachelor’s degree in Accounting from the University of Illinois, Urbana-Champaign.

Policies and Procedures for Related Person Transactions

We have adopted a written related person transactions policy pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, will not be permitted to enter into a related person transaction with us without the consent of our Audit Committee. Any proposed transaction between the Company and an executive officer, director, principal stockholder or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, must be presented to our Audit Committee for review, consideration and approval. Our directors, executive officers and employees are required to report any proposed related person transaction to our Audit Committee. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we discover any related person transaction that has not been properly approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

Convertible Notes Transactions

On November 16, 2018, we entered into an Affiliate Purchase Agreement (the “Affiliate Purchase Agreement”) with Thorndale Farm Private Equity Fund 2, LLC, an entity affiliated with Oakleigh Thorne, pursuant to which we issued $8 million in aggregate principal amount of our 6.00% Convertible Senior Notes due 2022 (the “2022 Convertible Notes”) at a price equal to 100% of the principal amount thereof, in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The 2022 Convertible Notes mature on May 15, 2022, unless earlier repurchased or converted into shares of our common stock under certain circumstances. Upon maturity, we have the option to settle our obligation through cash, shares of common stock, or a combination of cash and shares of common stock. We pay interest on the 2022 Convertible Notes semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2019.

On November 21, 2018, we purchased $1.25 million in aggregate principal amount of our 3.75% Convertible Senior Notes due 2020 (the “2020 Convertible Notes” and together with the 2022 Convertible Notes, the “convertible notes”) from Millbrook Tribute Garden, Inc., an equity affiliated with Oakleigh Thorne, in a privately-negotiated transaction at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

Registration Rights Agreement

On December 31, 2009, we entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of our stockholders, including certain entities affiliated with Oakleigh Thorne. The following description of the terms of the Registration Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the Registration Rights Agreement filed as an exhibit to our 2014 Annual Report on Form 10-K. The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable the holders to trade these shares without restriction under the Securities Act, when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions and certain counsel or advisor fees as described therein, of the shares registered pursuant to the demand and piggyback registrations described below.

The demand and piggyback registration rights described below commenced 180 days after the closing of our initial public offering on June 26, 2013 and continue perpetually. We are not required to effect more than two demand registrations in any twelve-month period or any demand registration within 180 days following the date of effectiveness of any other registration statement. If the board of directors (or an authorized committee thereof), in its reasonable good faith judgment determines that the filing of a registration statement will materially affect a significant transaction or would force the Company to disclose confidential information which is adverse to the Company’s interest, then the board of directors may delay a required registration filing for periods of up to 90 days, so long as the periods do not aggregate to more than 120 days in a twelve-month period. Generally, in an underwritten offering, the managing underwriter has the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights. Under the terms of the Registration Rights Agreement, stockholders that are a party to the agreement may, under certain circumstances and provided they meet certain thresholds described in the Registration Rights Agreement, make a written request to us for the registration of the offer and sale of all or part of the shares subject to such registration rights (“Registrable Securities”). If we are eligible to file a registration statement on Form S-3 or any successor form with similar “short-form” disclosure requirements, the holders of Registrable Securities may make a written request to us for the registration of the offer and sale of all or part of the Registrable Securities provided that the Registrable Securities to be registered under such short-form registration have an aggregate market value, based upon the offering price to the public, equal to at least $15.0 million.

Piggyback Registration Rights. If we register the offer and sale of any of our securities (other than a registration statement relating to an initial public offering or on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively) either on our behalf or on the behalf of other security holders, the holders of the Registrable Securities under the Registration Rights Agreement are entitled to include their Registrable Securities in the registration subject to certain exceptions relating to employee benefit plans and mergers and acquisitions. The managing underwriters of any underwritten offering may limit the number of Registrable Securities included in the underwritten offering if the underwriters believe that including these shares would have a materially adverse effect on the offering. If the number of Registrable Securities is limited by the managing underwriter, the securities to be included first in the registration will depend on whether we or certain holders of our securities initiate the piggyback registration. If we initiate the piggyback registration, we are required to include in the offering (i) first, the securities we propose to sell and (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder. If the holder of Registrable Securities initiates the piggyback registration, it is required to include in the offering (i) first, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder and (ii) second, the securities we propose to sell.

Indemnification Agreements

Our Certificate of Incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability to the fullest extent permitted by the Delaware General Corporation Law for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, under Section 174 of the Delaware General Corporation Law (unlawful dividends), or any transaction from which the director derives an improper personal benefit. The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General

Corporation Law. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our Bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by the Delaware General Corporation Law and other applicable law, except in certain cases of a proceeding instituted by the director or officer without the approval of our board. Our Bylaws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings.

We have also entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our Bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Communications with the Board

Stockholders who wish to contact our board may send written correspondence, in care of the Corporate Secretary, to 111 N. Canal St., Suite 1500, Chicago, Illinois 60606. Communications may be addressed to an individual director, to the non-management directors as a group, or to the board as a whole. Communications not submitted confidentially that discuss business or other matters relevant to the activities of our board will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the board: junk mail and mass mailings, product and services complaints, product and services inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table indicates information as of March 31, 2019 regarding the beneficial ownership of our common stock by:

•	each person, or group of persons, who is known to beneficially own more than 5% of any class of our common stock;
•	each of our directors;
•	each of the named executive officers; and
•	all of our directors and executive officers as a group.

In accordance with SEC rules, beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the determination date, which in the case of the following table is March 31, 2019. Shares issuable pursuant to those stock options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Under these rules, more than one person may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities in which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

The percentage of beneficial ownership is based on 87,878,770 shares of our common stock outstanding as of March 31, 2019.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of more than 5% of the shares of our common stock. Except as otherwise noted below, the address for each person listed on the table is c/o Gogo Inc., 111 N. Canal St., Suite 1500, Chicago, Illinois 60606.

Name of Beneficial Owner	Number of Shares	Percent
5% Stockholders
Oakleigh Thorne and affiliated entities(1)(3)(4)	26,213,082	29.7%
Stelliam Investment Management LP(5)	8,305,000	9.5%
Directors and Named Executive Officers
Ronald T. LeMay(2)(3)(4)	2,363,008	2.7%
Jonathan Cobin(3)	403,951	*
Marguerite Elias(3)	423,406	*
Barry Rowan(3)	147,220	*
John Wade(3)	497,433	*
Robert L. Crandall(3)(4)	165,546	*
Hugh W. Jones(3)(4)	56,168	*

Name of Beneficial Owner	Number of Shares	Percent
Michele Coleman Mayes(3)(4)	57,068	*
Robert H. Mundheim(3)(4)	241,456	*
Christopher D. Payne(3)(4)	89,621	*
Oakleigh Thorne(1)(3)(4)	26,213,082	29.7%
Charles C. Townsend(3)(4)	3,169,423	3.6%
Harris N. Williams(3)(4)	103,802	*
Michael J. Small(6)	2,269,268	2.5%
All directors and executive officers as a group (17 persons)(1)(2)(3)(4)	36,446,507	41.5%

*	Represents beneficial ownership of less than one percent (1%).

(1)

Based on a Schedule 13D/A jointly filed with the SEC on October 3, 2017 by Thorndale Farm, Inc. (“Thorndale Farm”), Thorndale Farm Gogo, LLC, OAP, LLC (“OAP”) and Oakleigh Thorne, it includes 25,785,267 shares held directly by Thorndale Farm Gogo, LLC and 139,536 shares held directly by OAP. Thorndale Farm is the managing member of Thorndale Farm Gogo, LLC. Oakleigh Thorne is the CEO of Thorndale Farm and the managing member of OAP. The address of each of the foregoing persons or entities is c/o Thorndale Farm, L.L.C., P.O. Box 258, Millbrook, NY 12545.

(2)	Includes 1,801,690 shares of our common stock pledged by Mr. LeMay as security for loans.

(3)

Includes shares of our common stock issuable upon the exercise of options granted pursuant to our equity compensation plans, which were unexercised as of March 31, 2019 but were exercisable within a period of 60 days from such date. These amounts include the following number of shares of our common stock for the following individuals: Mr. LeMay 561,318; Mr. Crandall 156,612; Mr. Jones 56,168; Ms. Mayes 56,168; Mr. Mundheim 125,712; Mr. Payne 88,121; Mr. Thorne 288,279; Mr. Townsend 94,812; Mr. Williams 94,812; Mr. Wade 463,220; Mr. Rowan 109,250; Ms. Elias 381,850; Mr. Cobin 370,254; Mr. Aguirre 66,395; Mr. Bayer 66,591; and Ms. Jackson 78,054; all executive officers and directors as a group 3,057,616.

(4)

Excludes the following shares of our common stock issuable upon settlement of outstanding deferred stock units: Mr. LeMay 53,863; Mr. Crandall 67,558; Mr. Jones 30,463; Ms. Mayes 49,823; Mr. Mundheim 58,594; Mr. Payne 43,676; Mr. Thorne 40,611; Mr. Townsend 64,814; Mr. Williams 41,944; all directors and executive officers as a group 451,346. Deferred stock units are settled 90 days after the director ceases to serve as such.

(5)

Based on a Schedule 13G/A filed jointly with the SEC on February 14, 2019 by Stelliam Investment Management, LP (“Stelliam”), Stelliam GP LLC and Ross Margolies (the managing member of Stelliam’s general partner). The securities are held for the account of one or more investment funds for which Stelliam acts as the investment manager. Stelliam has sole voting power with regard to 8,305,000 shares of our common stock and sole dispositive power with regard to 8,305,000 shares of our common stock. The address of Stelliam Investment Management LP is 12 East 49th Street, 22nd Floor, New York, NY 10017.

(6)

Michael J. Small is no longer an employee of Gogo Inc. Any open market purchases or sales that Mr. Small may have made after his last Form 4, filed on November 8, 2017, are unknown to the Company. The business address of Mr. Small is c/o Gogo Inc., 111 N. Canal St., Suite 1500, Chicago, IL 60606.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports and reports of change in ownership in the Company’s common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the Company’s officers and directors, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during 2018, except that Thorndale Farm Private Equity Fund 2, LLC, an entity affiliated with Oakleigh Thorne, inadvertently failed to file a timely report with respect to its acquisition of our 2022 Convertible Notes.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis, we provide an overview of the Company’s executive compensation program, including a discussion of the compensation philosophy of our Compensation Committee. We also review the material elements of compensation earned by or paid to our named executive officers (each, an “NEO”) in 2018, and discuss and analyze the compensation decisions made by the Compensation Committee in 2018.

The NEOs discussed in this Compensation Discussion and Analysis and the related compensation tables are the officers listed in the table below.

Name	Title
Oakleigh Thorne	President and Chief Executive Officer

Barry Rowan	Executive Vice President and Chief Financial Officer

John Wade	President, Commercial Aviation

Jonathan B. Cobin	Executive Vice President and Chief Strategy Officer

Marguerite M. Elias	Executive Vice President, General Counsel and Secretary

Michael J. Small	Former President and Chief Executive Officer

The Compensation Committee has overall responsibility for approving the compensation program for our NEOs and makes all final compensation decisions regarding our NEOs. The Compensation Committee works to ensure that our compensation policies and practices are consistent with our values and support the successful recruitment, development and retention of NEO talent so we can achieve our business objectives and optimize our long-term financial returns.

Executive Summary

Our compensation programs are intended to align our NEOs’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing long-term stockholder value and supporting the shorter-term business goals we believe are necessary to effect such an increase. In line with our pay-for-performance philosophy, the total compensation received by our NEOs will vary based on the financial results of the Company and its business segments as well as progress made against identified strategic and/or operational goals. Our NEOs’ total compensation is comprised of a mix of base salary, annual incentive compensation and long-term equity awards.

In February 2018, the Compensation Committee established specific financial and other objectives for our NEOs with reference to the overall performance objectives approved by our board of directors, which included short-term goals to increase our revenue and achieve our earnings targets and long-term goals focused on growth strategies for both our commercial aviation (“CA”) and business aviation (“BA”) businesses.

In March 2018, Mr. Thorne succeeded Mr. Small as President and Chief Executive Officer. Upon assuming his new position, Mr. Thorne conducted an initial evaluation of the Company, after which he and other members of the executive team undertook a more comprehensive analysis. We announced on our first quarter 2018 earnings call that we were withdrawing our previously issued Adjusted EBITDA and free cash flow guidance pending completion of such analysis and development of an Integrated Business Plan (“IBP”) and financial reforecast. The resulting IBP consists of seven principal operating objectives enabled by numerous separate projects and aimed at implementing mature business processes, improving quality, ensuring that we allocate capital to the areas that will generate the most benefit to our shareholders and realizing efficiencies. The seven operating objectives include:

(a)	Fixing 2Ku quality issues by, among other things, remediating deicing issues, improving antenna reliability, improving the user experience and deploying faster modems;
(b)	Achieving operational excellence by, among other things, improving on-time deliveries of airborne equipment and other airline program deliverables and creating more self-service tools for airlines;
(c)	Improving customer management, targeting the right customers, simplifying our sales process and retooling to sell our new business model;
(d)	Improving our product management process to drive revenue and measure product profitability;
(e)	Streamlining and enhancing our satcom capacity planning;
(f)	Enabling and streamlining our overhead functions; and
(g)	Improving financial accountability within the Company.

As context for the compensation of our NEOs in 2018, we provide below some highlights of our financial performance during the year:

•	Our consolidated revenue increased to $893.7 million in 2018, up 28% from $699.1 million in 2017.
•

Service revenue increased to $630.1 million, up 2% from 2017, due to growth in our BA segment that was partially offset by the decline in CA-North America (“CA-NA”) service revenue driven by the de-installations of Gogo equipment on certain ATG aircraft operated by one of our airline customers.

•	Equipment revenue increased to $263.6 million, up from $81.2 million in 2017, due to the post-adoption impact of FASB ASC Topic 606 and the 34% growth of BA equipment revenue from 2017.

•	Net loss (attributable to our common stock) decreased to $162 million, an improvement of 6% from 2017, primarily related to the continued strong performance of our BA segment.
•

Our consolidated Adjusted EBITDA* increased to $71.2 million, up 22% from $58.5 million for the prior year, related primarily to strong results in our BA segment and, secondarily, to decreased losses in the Rest of the World (“ROW”) segment.

•	Capital expenditures decreased to $131.7 million in 2018 from $280.2 million in 2017.
•	Cash CAPEX** decreased to $107.6 million from $220.5 million in 2017, driven by an increase in installations under the airline-directed model.

We employ several practices that reflect the Company’s compensation philosophy:

•	We do not maintain any tax gross-up arrangements;
•	We do not provide special retirement benefits designed solely for executive officers;
•	Our performance-based compensation arrangements for executive officers use a variety of performance measures;
•	We do not provide “perquisites” or other executive benefits based solely on rank; and
•	We have adopted stock ownership policies for our executive officers.

Establishing and Evaluating Executive Compensation

Executive Compensation Philosophy and Objectives. The executive compensation program has been designed to provide a total compensation package that will accomplish the following objectives:

•	Attract, retain and motivate high-performing executive talent;
•	Emphasize incentive pay with a focus on equity compensation, thus aligning the interests of our executives with those of our stockholders; and
•	Directly align executive compensation elements with both short-term and long-term Company performance.

*

Adjusted EBITDA is a non-GAAP financial measure. For the reconciliation of this non-GAAP financial measure, see page 82 of our 2018 Annual Report on Form 10-K, in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” of Part II, Item 7.

**

Cash CAPEX is a non-GAAP financial measure. For the reconciliation of this non-GAAP financial measure, see page 82 of our 2018 Annual Report on Form 10-K, in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” of Part II, Item 7.

Role of Compensation Consultants. The Compensation Committee retained Compensation Strategies, Inc. (“CSI”), to provide executive compensation consulting services to the Committee during 2018. CSI provides compensation data, analysis and guidance to the Compensation Committee, which the Committee uses when making decisions regarding our executive compensation programs and establishing the compensation of our executive officers. Decisions on which CSI advised the Committee during 2018 included approval of the 2018 bonus program, the form and level of equity awards to executive officers, base salary increases, the level of target bonuses for executive officers and the assessment of our directors’ compensation. CSI also updated the market data that the Committee uses as a factor in its compensation determinations. See “Market Comparisons” below. CSI did not perform any other services for the Company in 2018.

Role of Executive Officers. Our Chief Executive Officer participates in Compensation Committee meetings and makes recommendations to our Compensation Committee with respect to the determination of components of compensation (including equity), compensation levels and performance targets for our executives (other than the CEO). The Compensation Committee also meets formally and informally without executive management to discuss its compensation philosophy and approach and makes its decisions regarding NEO compensation in executive session with only its independent consultant and/or outside counsel present.

Market Comparisons. Our Compensation Committee has from time to time used market data as one factor in assessing how our base salary, target short-term incentives, target total cash compensation, actual total cash compensation, target long-term incentives and target total direct compensation compare to other companies in our peer group. The Compensation Committee has not targeted compensation to any peer group percentile data, but instead has used peer group data with a goal of providing total direct compensation opportunities for the NEOs at a level that is competitive with our peer group for executives in similar positions with similar responsibilities at companies included in our peer market data and that fairly compensates our executives. The Compensation Committee, with assistance from CSI, approved an updated peer group of companies in 2018 for use in assessing compensation elements and making compensation decisions for our executive officers. The peer group is comprised primarily of companies from the Internet software and services industry with a communication focus where possible. Using that peer group (after applying a regression analysis to size-adjust compensation levels to a company with annual revenues equal to the Company’s revenues), CSI provided the Compensation Committee with comparative assessments for our executives’ base salaries, target bonuses, total cash compensation, long-term equity compensation and total compensation.

The peer group for 2018 included the following 19 companies: (1) Bottomline Technologies, Inc.; (2) Ciena Corp.; (3) Cogent Communications Group, Inc.; (4) CoStar Group, Inc.; (5) Global Eagle Entertainment, Inc.; (6) Iridium Communications, Inc.; (7) j2 Global, Inc.; (8) NIC, Inc.; (9) Pandora Media, Inc.; (10) RealPage, Inc.; (11) Synchronoss Technologies, Inc.; (12) Syntel, Inc.; (13) TiVo Corp.; (14) TripAdvisor, Inc.; (15) VeriSign,

Inc.; (16) ViaSat, Inc.; (17) Vonage Holdings Corp.; (18) Web.com Group, Inc.; and (19) Zillow Group, Inc.

Say on Pay. The Compensation Committee considers the outcome of shareholder advisory votes on executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation programs. At our 2018 annual meeting of stockholders, our stockholders approved the compensation paid to our named executive officers in a nonbinding advisory vote. Approximately 99% of the stockholders who voted on the proposal voted in favor of the proposal. The Compensation Committee believes the results conveyed support for the philosophy, strategy and objectives of our executive compensation program.

Changes to the Roles of NEOs. On March 4, 2018, Mr. Thorne was appointed as President and Chief Executive Officer, replacing Mr. Small, who stepped down as President and Chief Executive Officer and resigned as a member of our board of directors. Effective April 20, 2018, Mr. Wade was appointed as President, Commercial Aviation. See “—Elements of Compensation—Employment and Other Agreements with NEOs” for a discussion of certain compensation arrangements entered into in connection with Mr. Small’s separation and Mr. Thorne’s appointment.

Elements of Compensation

Base Salary

We provide a base salary to our NEOs to compensate them in cash at a fixed amount for services rendered on a day-to-day basis during the year. We strive to set base salaries at levels that are competitive with companies included in our peer group for NEOs in similar positions with similar responsibilities. The base salaries of NEOs are reviewed annually and adjusted when appropriate to reflect individual roles and performance as well as market conditions.

2018 Base Salaries. Each of our NEOs received the base salary set forth in the Summary Compensation Table under “Salary.” Each of our NEOs is party to an employment agreement, and pursuant to the terms of each employment agreement, the base salaries are reviewed at least annually. In January 2018, based on a recommendation from Mr. Small, the then-Chief Executive Officer, the Compensation Committee determined to make no increases to the base salaries of each of our then-employed NEOs. In connection with his appointment as President and Chief Executive Officer, we entered into an employment agreement with Mr. Thorne pursuant to which his initial base salary was set at $700,000 (the same level as the base salary of Mr. Small, our former CEO). The Compensation Committee, following arm’s-length negotiations, approved the level of base compensation following consideration of Mr. Thorne’s experience and expertise. For the period prior to his appointment as President and Chief Executive Officer, Mr. Thorne received compensation for his services as a nonemployee director. See “Director Compensation” for a description of our director compensation.

2019 Base Salaries. In February 2019, the Compensation Committee determined to make no increases to the base salaries of our NEOs except for Ms. Elias, whose annual base salary was increased to $330,000 from $320,000.

Annual Incentive Plan

We use annual cash incentive bonuses to reward our NEOs for the achievement of Company performance goals. These performance-based bonuses are tied to our operating results in order to motivate our NEOs to focus on particular performance measures chosen by the Compensation Committee. The Compensation Committee chooses performance measures that are aligned with our financial and strategic goals in order to provide incentives to accomplish objectives that the Compensation Committee believes will improve both short-term and long-term stockholder value.

Our NEOs’ employment agreements provide for a minimum target bonus based on a specified percentage of base salary. In February 2018, the Compensation Committee set the percentage levels of salary to be paid for performance at target levels for Mr. Small at 100% and for our other NEOs (except Mr. Thorne) at 75%, the same target levels as in 2017. Since Mr. Small’s employment was terminated in March 2018, he was not entitled to a 2018 bonus. In connection with his appointment as President and Chief Executive Officer, the Compensation Committee set Mr. Thorne’s target bonus percentage at 100% of base salary, to be prorated in his first year of employment based upon his hire date.

2018 Bonus Program. The Company maintained two bonus programs in 2018. In February 2018, the Compensation Committee established the performance objectives for the 2018 annual bonus program (the “February 2018 Bonus Program”). The February 2018 Bonus Program consisted of two plans: one based on the Company’s consolidated results, in which CA and corporate employees participated (the “Initial Corporate Plan”) and one based solely on BA results, in which employees devoting 90% or more of their time to BA participated (the “BA Plan”). In August, following the development of the IBP, the outputs of which resulted in the Gogo 2020 Plan, Mr. Thorne asked that the Committee revisit the bonus program in light of the Gogo 2020 Plan and then-projected 2018 financial results which if achieved would have resulted in no bonus payout to corporate and CA employees under the February 2018 Bonus Program. In August 2018, in order to provide a retention incentive and align the interests of employees with the Gogo 2020 Plan, the Committee approved a second program (the “August 2018 Bonus Program”). Consistent with the February 2018 Bonus Program, the August 2018 Bonus Program consisted of a plan for corporate and CA employees based on consolidated results (the “Revised Corporate Plan”) and the BA Plan, which remained unchanged. Under the modified program, CA and corporate employees were entitled to receive the greater of (i) the amount payable under the Initial Corporate Plan based on their original bonus targets and (ii) the amount payable under the Revised Corporate Plan based on 50% of their original bonus targets. Under both the February 2018 Bonus Program and the August 2018 Bonus Program, the 2018 bonus payout for each NEO was calculated based on the Corporate Plan results, except for Mr. Wade, whose bonus was calculated in part based on the Corporate Plan results and in part based on the BA Plan results. The financial and operational objectives established under the Initial Corporate Plan included the following targets: (1) attainment of consolidated adjusted EBITDA in the range of $105 million to $109 million; and (2) attainment of consolidated revenue (excluding CA equipment revenue) in the range of $745 million to $765 million. The bonuses for Mr. Thorne, Mr. Rowan, Mr. Cobin and Ms. Elias were based 67% on attainment of the consolidated financial targets and 33% on performance against each of several corporate objectives (weighted from 5% to 25%). In addition, given Mr. Wade’s continued responsibility for the BA business unit through April 2018, his bonus was based 47% on attainment of the consolidated financial targets, 20% on attainment of BA financial targets (adjusted EBITDA within a range of $131 million to $134 million and revenue within a range of $290 million to $295 million), 22% on the corporate team objectives and 11% on five BA objectives (weighted from 17.5% to 30%).

The financial and operational objectives under the Revised Corporate Plan were based 50% on achievement of the following targets (weighted equally): (1) attainment of consolidated adjusted EBITDA of $40 million and (2) attainment of consolidated revenue of $884 million (including CA equipment revenue), and 50% on performance against each of several individual objectives (weighted from 5% to 35%). Mr. Wade’s bonus was based on part on his continued oversight of the BA business unit through April 2018 and was honored as a part of his payout through a proration to reflect the four months during which he had oversight of the BA business unit.

Payouts under the February Bonus Program are funded based on the achievement of the adjusted EBITDA and revenue metrics. By contrast, under the Revised Corporate Plan, participants are eligible to receive payouts based on their achievement of strategic and operational objectives without regard to whether the targets for consolidated revenue and/or adjusted EBITDA have been achieved. The Committee determined that this change was appropriate in order to promote a sustained focus on strategic and operational goals even where the company’s financial performance is below expectations.

For each adjusted EBITDA and revenue metric, there is a minimum performance level ranging from 71% to 98% of the low end of the target performance range, depending on the metric. At such level, 50% of the applicable portion of the target bonus is paid, and performance below that level results in zero payout for the applicable portion. There is also a maximum payout of 150% of the applicable portion of the target bonus for each financial metric, achieved at performance levels ranging from 103% to 120% of the high end of the target performance range, depending on the metric.

For purposes of the plan, EBITDA means net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets. Adjusted EBITDA means EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives, (iii) amortization of Supplemental Type Certificates costs; (iv) the accounting impact of the transition to the airline-directed model; (v) loss on extinguishment of debt and (vi) adjustment of deferred financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that have less bearing on our operating performance, thereby highlighting trends in our core business that may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

The non-financial team objectives established under the Initial Corporate Plan for the NEOs and other members of senior management included goals relating to customer experience, operational excellence, certain CA revenue and free cash flow targets, market and technology leadership and employee engagement. In addition, for Mr. Wade, non-financial objectives under the BA Plan included goals relating to sales of Gogo ATG services and equipment, Ku product development, customer experience and employee engagement. The Revised Corporate Plan establishes objectives tied to the Gogo 2020 Plan for each of the NEOs and other members of senior management, including strategic goals, customer initiatives, capital market transactional goals and for operational managers, goals related to operational performance.

Achievements in 2018 against the financial targets established under the Initial Corporate Plan were as follows:

•	Adjusted EBITDA of $71.2 million (for a 0% payout of the associated portion of the target bonus); and
•	Revenue of $723.9 million (for a 64.87% payout of the associated portion of the target bonus).

The total resulting payout under the Initial Corporate Plan would have been 32.44% of target. Since achievement against the Revised Corporate Plan resulted in a higher payout compared to the Initial Corporate Plan, corporate and CA employees received a bonus under the Revised Corporate Plan.

Achievements in 2018 against the financial targets established under the Revised Corporate Plan were as follows:

•	Consolidated adjusted EBITDA of $71.2 million (for a 150% payout of the associated portion of the target bonus); and
•	Revenue of $893.8 million (for a 118.8% payout of the associated portion of the target bonus).

Achievements in 2018 against the BA Plan financial targets were as follows:

•	Adjusted EBITDA of $139.7 million (for a 117.9% payout of the associated portion of the target bonus); and
•	Revenue of $290.2 million (for a 100% payout of the associated portion of the target bonus).

As noted above, corporate and CA employees received 2018 bonuses pursuant to the Revised Corporate Plan. Each of the NEOs had individual objectives under such plan. The BA Plan established certain team objectives which were designed to pay out at levels ranging from 50% to 150% of the associated portion of the target bonus based on the level of achievement against such objectives. Mr. Thorne, Mr. Rowan, Mr. Wade, Mr. Cobin and Ms. Elias, based on their achievement against their individual objectives under the Revised Corporate Plan, received payouts of 25%, 35%, 94%, 77.5% and 50% of the associated portion of the target bonus, respectively. Three of the five BA team objectives were met, for which Mr. Wade received a 2.2% payout of the associated portion of his target bonus. Based on the financial and operational objectives achieved, the aggregate payout to each of our NEOs was 39.8%, 42.3%, 66.5%, 53% and 46.1% of the target bonus for Mr. Thorne, Mr. Rowan, Mr. Wade, Mr. Cobin and Ms. Elias, respectively. The 2018 bonus amounts paid to our NEOs are set forth in the “Non-Equity Incentive Plan Compensation” columns of our Summary Compensation Table.

2019 Bonus Program. In March 2019, the Compensation Committee established the performance objectives under our 2019 annual bonus program. The bonuses for Mr. Thorne, Mr. Rowan, Mr. Cobin and Ms. Elias are to be based 75% on consolidated Company financial objectives and 25% on individual strategic and operational objectives. Mr. Wade’s bonus is to be based 25% on consolidated Company financial targets, 50% on CA financial objectives and 25% on strategic and operational objectives. The financial objectives include revenue and free cash flow targets with equal weighting for each. The plan is designed to pay out at 100% if target levels are achieved, with threshold (50%) and maximum (150%) payouts at specified performance levels. The percentage of salary to be paid to each of our NEOs as a bonus at target performance levels remains the same as in 2018 (except for Mr. Rowan, whose target increased from 75% of base salary to 90% of base salary).

Equity-Based Compensation

We believe that competitive equity compensation is a key component of our overall compensation structure and critically important to our ability to attract and retain top talent, and that equity-based awards align the interests of our NEOs with the interests of our equity holders and encourage our NEOs to focus on the long-term performance of our business. Additionally, we believe equity awards provide an important retention tool for our NEOs, as they are subject to multiyear vesting and, in some cases, vesting based on performance goals. Equity awards are granted under the Gogo Inc. 2013 Omnibus Incentive Plan (the “2013

Omnibus Plan”), adopted at the time of our 2013 initial public offering or the Amended and Restated Gogo Inc. 2016 Omnibus Incentive Plan (the “2016 Omnibus Plan”).

Equity incentives to our NEOs are provided on an annual basis in the form of a combination of restricted stock units and stock options. In February 2018, the Committee determined the annual grants for the NEOs employed by Gogo at such time. As described in more detail below, Mr. Thorne received an annual grant and an inducement award in March 2018 when he was appointed as President and Chief Executive Officer. In March 2018, Mr. Thorne also received a grant of deferred share units and stock options in respect of his service as a nonemployee director prior to his appointment as President and Chief Executive Officer. See “Director Compensation” for a description of our director compensation. The value of our equity grants and the number of shares granted to the NEOs as part of our annual grant process was reduced from 2017, in order to maintain our desired usage of shares. Similar to 2017, the Compensation Committee determined to grant options and restricted stock units subject to time-based vesting as well as options and restricted stock units subject to both time-based vesting and performance-based vesting based on a sustained increase in our share price to previously targeted levels.

We believe that the variety of equity awards we grant to NEOs provide a balance of stock price appreciation, retention, and performance-based vesting in our equity incentive program, without undue dilution or potential windfalls. In particular, the Committee believes that performance-based vesting creates a longer-term focus on achieving performance goals that are critical to our future success and drive shareholder value, and that options also contribute to a longer-term focus. We further believe that options and performance-based vesting restricted stock units encourage our NEOs to focus on increasing our stock price, and that time-based vesting restricted stock units assist us in retaining NEOs, as such awards continue to have value even in a down market while still rewarding NEOs for stock price gains.

As in 2017, all time-based vesting stock options and restricted stock units granted in 2018 are subject to service-based vesting over the four years following the grant date. The performance-based vesting restricted stock units and stock options granted in 2018 were subject to both four-year service-based vesting and to the achievement of stock performance goals, with performance-based vesting based on achieving a common stock price of $25 or above for a period of 30 consecutive trading days within four years of the grant date. For 2018, the Compensation Committee approved a proposal by Mr. Small to provide his annual grant in performance-based vesting restricted stock units and stock options only. See “—Potential Payments upon Termination or Change of Control—Effect of Termination or Change in Control on Equity Compensation” for discussion of the performance conditions.

In determining the size of the equity grants to our NEOs, the Compensation Committee took into account past performance, anticipated contribution to our long-term goals, market data for NEOs in similar roles at peer companies, and total compensation of our NEOs as compared to peer companies. In 2018, the Compensation Committee determined that the 2018 equity grant should increase the performance-based vesting component while decreasing the time-based vesting portion. Thus, the 2018 grants for the NEOs was comprised of 50% time-based vesting options and restricted stock units and 50% performance-based vesting options and restricted stock units allocated 25% to restricted stock units and 75% to options based on estimated value at the time of grant. In addition, the Compensation Committee approved a proposal by Mr. Small to reallocate a portion of each NEO’s annual equity grant to certain high-performing executives and other employees.

As an inducement to serve as the Company’s President and Chief Executive Officer, Mr. Thorne received the following awards: (i) an inducement award of 700,000 stock options, of which 25% vest on the first anniversary of the grant date and the remaining 75% vest monthly over the following three years, and (ii) an annual grant of an aggregate 200,000 shares of our common stock, consisting of (a) 86,750 stock options and 13,250 restricted stock units, each vesting ratably over a four year period following the grant date, and (b) 13,250 performance restricted stock units and 86,750 performance options, each subject to four-year time-based vesting and achievement of a common stock of $25 or above for 30 consecutive trading days within the four years following the grant date. Additional information regarding these grants is found in the Summary Compensation Table, Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year-End Table.

On July 31, 2018, the Compensation Committee approved a modification to the performance-based vesting conditions of the performance awards held by our employees, including our then-employed NEOs (other than Mr. Thorne), to better align our employees’ interests with our short- and long-term strategic goals. No changes were made to the performance awards held by Mr. Thorne, our President and Chief Executive Officer, or to awards held by Mr. Small, our former CEO.

The performance-based vesting criteria for the performance options and performance restricted stock units granted in 2018 and prior years previously required the per share closing price of common stock to equal or exceed $21, $25 or $28 (depending on the award) for a period of 30 consecutive trading days within four years from the applicable grant date. If such target was not met within four years from the applicable grant date, all performance options or performance restricted stock units held by an employee, as applicable, would be forfeited. In light of our stock price performance in 2018, the Compensation Committee determined that the performance awards were no longer appropriately motivating performance and approved modifying our stock price targets for all outstanding performance options and performance restricted stock units (other than outstanding performance options and performance restricted stock units for Mr. Thorne) to $12. No modifications were made to the exercise prices of any stock options.

In addition, our Compensation Committee approved a retention program to increase the motivation and incentive for our employees to contribute to the success of our business. Under the program, the Compensation Committee granted each of then-employed NEOs (other than Mr. Thorne) restricted stock units (“Recognition RSUs”), which will vest on the second anniversary of the grant date, subject to continued employment through the vesting date. Additional information regarding these and previous grants is found in the Summary Compensation Table, Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year-End Table.

Employment and Other Agreements with NEOs

We have entered into employment agreements with each of our NEOs that include the specific terms set forth below. We believe that having employment agreements with our NEOs is beneficial to us because it provides retentive value and subjects the NEOs to restrictive covenants. In connection with the commencement of his employment, we entered into an employment agreement with Mr. Thorne on March 4, 2018. The agreement provides for his base salary, target annual bonus, an initial equity grant described above and certain relocation benefits. On March 4, 2018, we entered into a separation agreement with Mr. Small pursuant to which he received certain severance and other benefits consistent with the terms of his employment agreement, but with certain additional enhancements to his benefits to recognize Mr. Small’s contribution to the Company and to ease the transition to Mr. Thorne as the newly appointed CEO. See “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” for details regarding these agreements. In April 2018, we also amended employment agreements for Mr. Wade, Mr. Cobin and Ms. Elias. The amendments adjust each executive’s severance benefits to align with those of other executive officers and provide for minor changes to maintain consistency across the senior executive level.

We have also entered into change in control agreements with each of our NEOs (other than Mr. Thorne) to assure the NEOs that they will be protected in the event of a change in control of the Company. Under the agreements, each of our current NEOs (other than Mr. Thorne) is entitled to receive severance benefits of 18 months of base salary and target bonus, as well as reimbursement of COBRA premiums payable to maintain substantially equivalent health insurance coverage during the severance period, in each case, if the NEO is terminated by the Company without cause or the NEO resigns with good reason within two years following a change in control. Additionally, any unvested stock options would immediately become vested and exercisable upon such termination. The change in control agreements also provide that any unvested performance award will remain outstanding until the applicable vesting date (or 90 days after such date if the award is a stock option) and will vest or be forfeited based on the satisfaction of the applicable performance goals to the extent as if the NEO’s employment had continued through the applicable vesting date (with service-based vesting accelerated in full as of the date of termination). The treatment of such performance awards is consistent with the terms of the award agreements for the previously granted performance options and restricted stock units. The change in control agreement with Mr. Small terminated on his separation date.

Perquisites

We do not generally provide perquisites or personal benefits to our NEOs. However, in connection with his commencement of employment and relocation in 2018, Mr. Thorne was entitled to a relocation stipend of $150,000. Mr. Thorne and Mr. Small also received reimbursement of a portion of their attorney’s fees in connection with the negotiation of their respective employment and separation agreements.

Other Benefits

Our NEOs are eligible to participate in our 401(k) benefit plan and our health and welfare plans on the same basis as our other employees.

Non-Qualified Deferred Compensation

None of our NEOs participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us (although Mr. Thorne holds deferred share units received in respect of his service as a nonemployee director from January 1, 2018 to March 4, 2018). See “Director Compensation” for a discussion on the grants to nonemployee directors of deferred share units under our 2016 Omnibus Plan.

ESPP

To encourage employee investment in the Company, the Company maintains an employee stock purchase plan (“ESPP”) that is intended to qualify for favorable tax treatment under Sections 421 and 423 of the Code. Under the ESPP, our employees, including our NEOs, can purchase a limited number of shares at a discount (currently 10% and capped at 15% under the ESPP) to our market price.

Other Compensation Practices and Policies

Stock Ownership Guidelines. Under our stock ownership guidelines, each of our NEOs is required to maintain a minimum equity stake in the Company, determined as a multiple of the NEO’s base salary (3 times salary for our CEO and 2 times salary for each of our other NEOs) and converted to a fixed number of shares. Until the NEO reaches the minimum required level of stock ownership, the NEO is required to retain 50% of the net shares received through exercise of stock options, vesting of restricted stock or other stock-based compensation, granted on or after December 12, 2011. “Net shares” are those shares that remain after shares are sold or netted to pay withholding taxes and, in the case of stock options, the exercise price.

Policy Regarding the Timing of Equity Awards. We have no program, plan or practice pertaining to the timing of stock option grants to NEOs coinciding with the release of material non-public information.

Policy Regarding Clawbacks. We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the board of directors or Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement. The Compensation Committee is considering adopting a policy regarding clawbacks of compensation. The compensation plans adopted at and after the time of our initial public offering include provisions allowing the Company to claw back compensation to the extent required by any Company policy or applicable law or stock exchange regulations.

Tax Deductibility. Our board of directors has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the deductibility of executive compensation paid to our NEOs. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer, chief financial officer and each of the next three most highly compensated executive officers. Prior to 2017, where appropriate, we sought to qualify certain of the compensation paid to the covered named executive officers for an exemption from the deductibility limitations of Section 162(m) under the qualified performance-based compensation exemption. Recently enacted legislation makes certain changes to Section 162(m), including repealing the exemption for qualified performance-based compensation for taxable years beginning after December 31, 2017. Accordingly, compensation paid after 2017 to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In light of these changes, the Compensation Committee has authorized compensation payments that do not comply with exemptions under Section 162(m) in order to attract, retain and motivate talented executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Robert H. Mundheim (Chair)
Robert L. Crandall
Hugh W. Jones
Charles C. Townsend

2018 Summary Compensation Table

The following table sets forth information regarding compensation earned by our NEOs during the fiscal year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Oakleigh Thorne
President and Chief
Executive Officer(6)	2018	591,429		204,971	3,866,624	225,289	175,000	5,052,980
Barry Rowan
Executive Vice President	2018	450,000		191,744	351,431	142,922	12,000	1,148,096
and Chief Financial Officer	2017	310,685	100,000	633,550	1,547,640	166,176	62,877	2,820,928
John Wade	2018	400,000		171,242	336,857	199,608	11,000	1,118,707
President, Commercial Aviation	2017	390,137		145,242	442,801	331,945	10,890	1,320,925
	2016	334,932		111,416	412,104	300,000	10,600	1,169,052
Jonathan Cobin
Executive Vice President	2018	360,000		163,255	334,989	143,227	12,000	1,013,471
and Chief Strategy Officer	2017	360,000		145,242	442,801	193,320	12,300	1,153,663
Marguerite Elias
Executive Vice President, General Counsel and Secretary	2018	320,000		155,597	334,989	110,633	11,000	932,219
Michael Small	2018	118,904(7)		457,630	734,859	—	817,614	2,129,007
Former President	2017	687,671		189,246	878,046	501,200	12,300	2,268,463
and Chief Executive Officer	2016	650,000		209,464	787,271	484,644	12,100	2,143,479

(1)

The amounts reported in this column reflect the aggregate grant date fair value of shares of time-based vesting restricted common stock, and for Thorne, also includes the aggregate grant date fair value of deferred share units granted in connection with his service as a nonemployee director from January 1, 2018 to March 4, 2018, and, with respect to the performance-based vesting restricted stock units granted in 2018, represent the grant date fair value based on the probable outcome of the performance conditions at the date of the grant. The amounts are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except that the amounts in this column are modified to exclude any forfeiture assumptions related to service-based vesting conditions. See Note 11, “Stock-Based Compensation,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference herein, for a discussion of the relevant assumptions used in calculating these amounts. The amounts do not reflect the value actually realized or that ultimately may be realized by the NEOs. Assuming the performance conditions for the 2018 performance-based vesting restricted stock units were satisfied, the grant date fair value would be: Thorne $271,221, Rowan $219,024, Wade $198,522, Cobin $190,535, Elias $182,877 and Small $426,085.

(2)

The amounts reported in this column reflect the aggregate grant date fair value of the time-based vesting options, and for Thorne, also includes the grant date fair value of options granted for the period of time he served as a nonemployee director, and, with respect to the performance-based vesting options granted in 2018, represent the grant date fair value based on the probable outcome of the performance conditions at the date of the grant. The amounts are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except that the amounts in this column are modified to exclude any forfeiture assumptions related to service-based vesting conditions. See Note 11, “Stock-Based Compensation,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference herein, for a discussion of the relevant assumptions used in calculating these amounts. The amounts do not reflect the value actually realized or that ultimately may be realized by the NEOs. Assuming the performance conditions for the 2018 performance-based vesting options were satisfied, the grant date fair value would be: Thorne $4,038,893, Rowan $419,751, Wade $405,177, Cobin $403,310, Elias $403,310 and Small $872,965.

(3)

The amounts in the Stock Awards and Option Awards columns include, for each of Rowan, Wade, Cobin and Elias the incremental fair value associated with the modification to the performance conditions of the performance-based vesting restricted stock units and performance-based vesting options previously granted to the NEOs (other than Thorne) in fiscal years 2016, 2017 and 2018 (as applicable) and, for Small, the incremental fair value allocated with respect to the modification to his equity awards in connection with his separation agreement. As a result, the amounts in the Stock Awards and Option Awards columns are higher than the compensation received by the NEOs (other than Thorne) in 2018 and, in particular, significantly higher in the case of Small. The incremental aggregate fair value shown in the Stock Award column for each of Rowan, Wade, Cobin and Elias is $47,934 and the incremental aggregate fair value shown in the Option Award column is $142,224. The incremental aggregate fair value shown in the Stock Award column for Small is $154,990 and the incremental aggregate fair value shown in the Option Award column for Small is $0. See “—Elements of Compensation—Equity Compensation” for a discussion on the modification of the performance awards for Rowan, Wade, Cobin and Elias and “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” for a discussion on the modification of Small’s equity awards.

(4)

This column represents for 2018 the amounts earned for performance-based bonuses under our Annual Incentive Plan. For Thorne, his payment was pro-rated based on his length of service in 2018. See “—Elements of Compensation—Annual Incentive Plan” for a discussion of how 2018 performance-based bonuses were determined.

(5)	Amounts reported in the “All Other Compensation” column for 2018 include the items set forth in the table below, as applicable to each NEO:

Name	401(k) Contributions ($)	HSA Contributions ($)	Relocation Stipend ($)(a)	Reimbursement of Attorney’s Fees ($)	Cash Severance ($)(b)	COBRA Reimbursement	Total ($)
Oakleigh Thorne	—	—	150,000	25,000	—	—	175,000
Barry Rowan	11,000	1,000	—	—	—	—	12,000
John Wade	11,000	—	—	—	—	—	11,000
Jonathan Cobin	11,000	1,000	—	—	—	—	12,000
Marguerite Elias	11,000	—	—	—	—	—	11,000
Michael Small	5,385	192	—	25,000	774,997	12,040	817,614

(a)	The amounts include reimbursement of temporary housing and relocation expenses.

(b)

The amounts include a $58,333 payment for 30 days in lieu of notice, $466,664 in severance payments (of a total $700,000 severance payment, the remaining $233,336 which will be paid in equal monthly installments through May 2019, subject to compliance with restricted covenants) and a separate $250,000 payment required to be paid under Small’s separation agreement.

(6)

The amounts included in the Summary Compensation Table for Thorne for 2018 reflect compensation for Thorne’s service as a nonemployee director for the period from January 1, 2018 to March 4, 2018 (the date of his appointment as President and Chief Executive Officer) as well as compensation earned following the commencement of his employment on March 4, 2018. Mr. Thorne received the following compensation for his services as a director:

Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(a)	Total ($)
10,333	12,053	12,047	34,433

(a)	The following table sets forth, by grant date, the grant date fair value of each award with respect to service as a nonemployee director in 2018. These awards are fully vested.

Grant Date	Number of Deferred Share Units (#)	Grant Date Fair Value of Deferred Share Units ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)
3/30/2018	2,594	22,386	3,013	8.63	12,053

See “Outstanding Equity Awards at Fiscal Year-End” for the aggregate number of director options held at fiscal year-end and “Nonqualified Deferred Compensation Table” for the aggregate value of director deferred share units held at fiscal year-end.

(7)	Small’s employment terminated on March 4, 2018.

2018 Grants of Plan-Based Awards

Set forth below is information regarding plan-based awards granted to our NEOs during 2018.

Name	Grant Date	Estimated Future Potential Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)(15)	Grant Date Fair Value of Stock and Option Awards ($)(10)(11)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Oakleigh Thorne
2018 Director DSU(12)	3/30/2018							2,594			22,386
2018 Director Option(12)	3/30/2018								3,013	8.63	12,047
2018 New Hire Option(5)(8)	3/4/2018								700,000	9.39	3,222,100
2018 RSUs(3)(8)	3/4/2018							13,250			124,418
2018 Option(5)(8)	3/4/2018								86,750	9.39	402,373
2018 Performance RSU(4)(8)	3/4/2018					13,250					58,168
2018 Performance Option(6)(8)	3/4/2018					86,750				9.39	230,104
	N/A(1)	194,667	581,096	1,015,465
	N/A(2)	72,637	290,548	490,300
Barry Rowan
Recognition RSU(9)	7/31/2018							24,064			86,149
Modified 2018 Performance RSU(13)	7/31/2018					5,500					4,895
Modified 2018 Performance Option(13)	7/31/2018					37,000				10.23	15,170

Name	Grant Date	Estimated Future Potential Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)(15)	Grant Date Fair Value of Stock and Option Awards ($)(10)(11)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Modified 2017 Performance RSU(13)	7/31/2018					20,000					15,450
Modified 2017 Performance Option(13)	7/31/2018					100,000				12.50	32,250
2018 RSU(3)	2/17/2018							5,500			56,265
Original 2018 Performance RSU(4)	2/17/2018					5,500					28,985
2018 Option(5)	2/17/2018								37,000	10.23	186,166
Original 2018 Performance Option(6)	2/17/2018					37,000				10.23	117,845
	N/A(1)	113,063	337,500	589,781
	N/A(2)	42,188	168,750	297,422
John Wade
Recognition RSU(9)	7/31/2018							21,390			76,576
Modified 2018 Performance RSU(13)	7/31/2018					5,500					4,895
Modified 2018 Performance Option(13)	7/31/2018					37,000				10.23	15,170
Modified 2017 Performance RSU(13)	7/31/2018					3,840					2,966
Modified 2017 Performance Option(13)	7/31/2018					29,840				11.96	9,623
Modified 2016 Performance RSU(13)	7/31/2018					884					371
Modified 2016 Performance Option(13)	7/31/2018					6,868				8.37	1,786
Modified 2016 Performance RSU(13)	7/31/2018					1,716					854
Modified 2016 Performance Option(13)	7/31/2018					13,332				8.37	4,400
Modified 2016 Performance RSU(13)	7/31/2018					238					100
Modified 2016 Performance Option(13)	7/31/2018					2,074				12.23	539
Modified 2016 Performance RSU(13)	7/31/2018					462					230
Modified 2016 Performance Option(13)	7/31/2018					4,026				12.23	1,329
2018 RSU(3)	2/17/2018							5,500			56,265

Name	Grant Date	Estimated Future Potential Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share) (15)	Grant Date Fair Value of Stock and Option Awards ($)(10)(11)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Original 2018 Performance RSU(4)	2/17/2018					5,500					28,985
2018 Option(5)	2/17/2018								37,000	10.23	186,166
Original 2018 Performance Option(6)	2/17/2018					37,000				10.23	117,845
	N/A(1)	100,500	300,000	524,250
	N/A(2)	37,500	150,000	225,000
Jonathan Cobin
Recognition RSU(9)	7/31/2018							19,251			68,919
Modified 2018 Performance RSU(13)	7/31/2018					5,500					4,895
Modified 2018 Performance Option(13)	7/31/2018					37,000				10.23	15,170
Modified 2017 Performance RSU(13)	7/31/2018					3,840					2,966
Modified 2017 Performance Option(13)	7/31/2018					29,840				11.96	9,623
Modified 2016 Performance RSU(13)	7/31/2018					884					371
Modified 2016 Performance Option(13)	7/31/2018					6,868				8.37	1,786
Modified 2016 Performance RSU(13)	7/31/2018					1,716					854
Modified 2016 Performance Option(13)	7/31/2018					13,332				8.37	4,400
2018 RSU(3)	2/17/2018							5,500			56,265
Original 2018 Performance RSU(4)	2/17/2018	90,450	270,000	471,825		5,500					28,985
2018 Option(5)	2/17/2018	33,750	135,000	222,750					37,000	10.23	186,166
Original 2018 Performance Option(6)	2/17/2018					37,000				10.23	117,845
	N/A(1)
	N/A(2)
Marguerite Elias
Recognition RSU(9)	7/31/2018							17,112			61,261
Modified 2018 Performance RSU(13)	7/31/2018					5,500					4,895
Modified 2018 Performance Option(13)	7/31/2018					37,000				10.23	15,170
Modified 2017 Performance RSU(13)	7/31/2018					3,840					2,966

Name	Grant Date	Estimated Future Potential Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share) (15)	Grant Date Fair Value of Stock and Option Awards ($)(10)(11)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Modified 2017 Performance Option(13)	7/31/2018					29,840				11.96	9,623
Modified 2016 Performance RSU(13)	7/31/2018					884					371
Modified 2016 Performance Option(13)	7/31/2018					6,868				8.37	1,786
Modified 2016 Performance RSU(13)	7/31/2018					1,716					854
Modified 2016 Performance Option(13)	7/31/2018					13,332				8.37	4,400
2018 RSU(3)	2/17/2018							5,500			56,265
Original 2018 Performance RSU(4)	2/17/2018					5,500					28,985
2018 Option(5)	2/17/2018								37,000	10.23	186,166
Original 2018 Performance Option(6)	2/17/2018					37,000				10.23	117,845
	N/A(1)	80,400	240,000	419,400
	N/A(2)	30,000	120,000	211,500
Michael Small
Modified 2018 Performance RSUs(14)	3/4/2018					6,625					2,385
Modified 2018 Performance Options(14)	3/4/2018					43,375				10.23	12,579
Modified 2017 Performance RSUs(14)	3/4/2018					5,216					1,878
Modified 2017 Performance Options(14)	3/4/2018					40,936				11.96	11,053
Modified 2017 Restricted Stock(14)	3/4/2018							10,000			93,900
Modified 2017 Options(14)	3/4/2018								100,000	11.96	186,019
Modified 2016 Performance RSUs(14)	3/4/2018					1,191	2,310				1,474
Modified 2016 Performance Options(14)	3/4/2018					9,402	18,250			8.37	9,667
Modified 2016 Restricted Stock(14)	3/4/2018							16,875			158,456
Modified 2016 Options(14)	3/4/2018								132,825	8.37	407,833
Modified 2015 Restricted Stock(14)	3/4/2018							11,250			105,638

Name	Grant Date	Estimated Future Potential Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)(15)	Grant Date Fair Value of Stock and Option Awards ($)(10)(11)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Modified 2015 Options(14)	3/4/2018								88,550	21.45	50,079
Modified 2014 Restricted Stock(14)	3/4/2018							10,000			93,900
Modified 2014 Options(14)	3/4/2018								65,000	17.68	57,630
Original 2018 Performance RSU(4)	2/17/2018					26,500					139,655
Original 2018 Performance Option(6)	2/17/2018					173,500				10.23	552,598
	N/A(1)	234,500	700,000	1,223,250

(1)

Represents threshold, target and maximum payout levels for bonuses approved in February 2018 (March 2018 for Thorne) for performance for the year ended December 31, 2018. See “—Elements of Compensation—Annual Incentive Plan—2018 Bonus Program” for a description of the plan. The threshold numbers set forth above are based on achieving the minimum level of performance for which payment would be made with respect to financial performance measures, and assumes no payout is made for the strategic/operational objectives.

(2)

Represents threshold, target and maximum payout levels for bonuses approved in August 2018 for financial and strategic/operational performance targets reset midyear as a part of the Gogo 2020 Plan for the year ended December 31, 2018. See “—Elements of Compensation—Annual Incentive Plan—2018 Bonus Program” for a description of the plan. The threshold numbers set forth above are based on achieving the minimum level of performance for which payment would be made with respect to financial performance measures, and assumes no payout is made for the strategic/operational objectives. The threshold numbers set forth above are based on the minimum level of performance for which payment would be made.

(3)	Represents shares of time-based vesting restricted stock granted under our 2013 Omnibus Plan.

(4)

Represents the number of shares underlying the performance restricted stock units granted under our 2016 Omnibus Plan. The number of shares reflected in the maximum column is based on the achievement of the $25 share price performance goal.

(5)	Represents time-based vesting stock options granted under our 2016 Omnibus Plan.

(6)

Represents the number of shares underlying the performance options granted under our 2016 Omnibus Plan. The number of shares reflected in the maximum column is based on the achievement of the $25 share price performance goal.

(7)	Thorne joined the Company on March 4, 2018 and his threshold, target and maximum bonus levels were calculated on a prorated basis based on service in 2018.

(8)	In connection with the commencement of Thorne’s employment, he was provided with a new hire grant.

(9)

Represents the Recognition RSUs, which are shares of time-based vesting restricted stock granted under our 2016 Omnibus Plan. See “—Elements of Compensation—Equity-Based Compensation” for a description of the Recognition RSUs.

(10)

Represents the incremental value associated with modification of Small’s previously granted time-based vesting stock options, time-based vesting restricted stock, performance restricted stock units and performance options in connection with his separation. As described in “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements,” subject to Small’s continued compliance with his restricted covenant agreements, he received (a) continued vesting of his outstanding and unvested equity awards through March 14, 2019, (b) full vesting of remaining unvested time-based vesting restricted stock and time-based vesting stock options on March 14, 2019, and (c) continued exercisability of his vested time-based vesting stock options through the earlier of March 14, 2020 and the expiration date of the options.

(11)

Represents the incremental fair value associated with the modification of the performance conditions of the performance-based vesting restricted stock units and performance-based vesting options previously granted to the NEOs (other than Thorne and Small) in fiscal years 2016, 2017, 2018, which reduced the share price condition to vesting from $21, $28 and $25, respectively, to $12.

(12)

Represents deferred share units and stock options granted for the period of time Thorne served as a nonemployee director prior to his appointment as President and Chief Executive Officer. See “Director Compensation.”

(13)

Represents the number of shares for performance restricted stock units and performance options that were previously granted under our 2016 Omnibus Plan in 2016, 2017 and 2018 (as applicable) all of which were modified on July 31, 2018, as described in further detail in footnote 11 of this Grants of Plan-Based Awards Table.

(14)

Represents the number of shares for time-based vesting stock options, time-based vesting restricted stock, performance restricted stock units and performance options (as applicable) that were previously granted under our 2013 and 2016 Omnibus Plan, as applicable, all of which were modified on March 4, 2018 in connection with Small’s separation, as described in further detail in footnote 10 of this Grants of Plan-Based Awards Table.

(15)

When the date of grant is not a trading day on the NASDAQ market, the Company uses the closing market price per share of the Company’s common stock on the immediately preceding trading day. As such, time-based vesting stock options and performance options granted on Saturday, February 17, 2018 have a per-share exercise price equal to $10.23 (the closing market price on Friday, February 16, 2018).

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Time-based Vesting Option Awards

Time-based vesting options granted in 2018 under the 2016 Omnibus Plan have a ten-year term. The options are scheduled to vest 25% on the first four anniversaries of the grant date, generally subject to continued employment with the Company through the applicable vesting date. See “—Potential Payments upon Termination or Change of Control” including the discussion under “—Potential Payments upon Termination or Change of Control—Effect of Termination or Change in Control on Equity Compensation” for a discussion of the effect of termination and change in control on option vesting.

Performance Option Awards

Performance options granted in 2018 under the 2016 Omnibus Plan are subject to both time and performance-based vesting conditions. They time vest in equal annual installments on the first four anniversaries of the grant date (generally subject to continued employment with the Company) and are subject to the additional vesting condition that the per share closing price of the Company’s common stock on the Nasdaq market at some time during the period beginning on the grant date and ending on the fourth year anniversary of the grant date equals or exceeds $25 for Thorne and Small and $12 for the other NEOs (which was adjusted from its initial $25 threshold set in February 2018 as approved by the Compensation Committee in July 2018) for a period of 30 consecutive trading days. Any performance option that has not vested by the fourth anniversary of the grant date will be forfeited. See “—Potential Payments upon Termination or Change of Control” including the discussion under “—Potential Payments upon Termination or Change of Control—Effect of Termination or Change in Control on Equity Compensation” for a discussion of the effect of termination and change in control on performance option vesting and “—Elements of Compensation—Equity-Based Compensation” for a discussion of the effect of the modification on the performance-based vesting criteria for the performance options.

Performance Restricted Stock Units

Performance restricted stock units granted in 2018 under the 2016 Omnibus Plan are subject to both time and performance-based vesting conditions. They time vest in equal annual installments on the first four anniversaries of the grant date (generally subject to continued employment with the Company) and are subject to the additional vesting condition that the per share closing price of the Company’s common stock on the Nasdaq market at some time during the period beginning on the grant date and ending on the fourth year anniversary of the grant date equals or exceeds $25 for Mr. Thorne and Mr. Small and $12 for the other NEOs (which was adjusted from its initial $25 threshold set in February 2018 as approved by the Compensation Committee in July 2018) for a period of 30 consecutive trading days. Any performance restricted stock unit that has not vested by the fourth anniversary of the grant date will be forfeited. See “—Potential Payments upon Termination or Change of Control” including the discussion under “—Potential Payments upon Termination or Change of Control—Effect of Termination or Change in Control on Equity Compensation” for a discussion of the effect of termination and change in control on performance restricted stock unit vesting and “—Elements of Compensation—Equity-Based Compensation” for a discussion of the effect of the modification on the performance-based vesting criteria for the performance restricted stock units.

Employment Agreements

We have entered into employment agreements with each of our NEOs. Information regarding such agreements is set forth below:

Oakleigh Thorne. In March 2018, we entered into an employment agreement with Mr. Thorne, pursuant to which he agreed to serve as our President and Chief Executive Officer. The employment agreement set Mr. Thorne’s base salary at $700,000, and provides that the salary will be reviewed at least annually and not reduced by more than 10% of his then-current base salary unless as part of an overall compensation reduction at the Company that impacts the salaries of all executives. The employment agreement specifies that Mr. Thorne is eligible for an annual bonus with a target of 100% of base salary, with the amount of such bonus to be determined by the Compensation Committee. Mr. Thorne’s employment agreement also provides that he is eligible to participate in all normal Company benefits, including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs, in accordance with the terms of such arrangements.

In connection with his commencement of employment, Mr. Thorne received a $150,000 cash payment to cover his relocation-related expenses. and will be reimbursed for up to $25,000 of his legal expenses in connection with the negotiation of the terms of his employment.

Mr. Thorne’s employment is for no specific term and either the Company or Mr. Thorne may terminate Mr. Thorne’s employment at any time, with or without cause. If Mr. Thorne’s employment is terminated by the Company without cause or if Mr. Thorne resigns for good reason, Mr. Thorne will not be entitled to severance but, subject to Mr. Thorne executing a general release of all claims against the Company and to his continued compliance with the restrictive covenants in the employment agreement, he will be entitled to (i) a pro rata portion of his annual bonus for the fiscal year in which his termination occurs based on actual results for such year, (ii) continued vesting of the options and any other equity awards then held by Mr. Thorne on the schedule set forth in the applicable option or other equity award agreement for 12 months following his termination, and (iii) continued exercisability of any vested options then held by Mr. Thorne for 12 months following his termination. He would also be entitled to payment of any earned but unpaid salary and any business expenses incurred but not reimbursed. Mr. Thorne is subject to noncompetition and non-solicitation covenants for one year after leaving the employment of the Company.

Barry Rowan. In April 2017, we entered into an employment agreement with Mr. Rowan, pursuant to which he agreed to serve as Executive Vice President, Finance and, on May 4, 2017, as Executive Vice President and Chief Financial Officer. The employment agreement set Mr. Rowan’s annual base salary at $450,000, and provides that the salary will be reviewed at least annually and not reduced by more than 10% of his then-current base salary unless as part of an overall compensation reduction at the Company that impacts the salaries of all executives. The employment agreement specifies that Mr. Rowan is eligible for an annual bonus with a target of 75% of base salary, with the amount of such bonus to be determined by the Compensation Committee. The bonus is based upon the achievement of objectives established by the Compensation Committee. Mr. Rowan’s employment agreement also provides that he is eligible to participate in all normal Company benefits, including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms of such arrangements.

In connection with his commencement of employment and relocation, Mr. Rowan received a starting bonus of $100,000, which is subject to repayment if Mr. Rowan’s employment terminates prior to April 24, 2018. Mr. Rowan was also entitled to receive reimbursement of temporary housing expenses for 60 days, as well as reimbursement of other reasonable and customary moving and relocation expenses if Mr. Rowan purchases a home in Chicago within 14 months of his start date. Additionally, in accordance with Company practice for senior executives, Mr. Rowan received reimbursement of taxes associated with the payment of certain housing and relocation expenses. Mr. Rowan also received reimbursement of his attorney’s fees in connection with the negotiation of his employment agreement.

Mr. Rowan’s employment is for no specific term and either the Company or Mr. Rowan may terminate Mr. Rowan’s employment at any time, with or without cause. If Mr. Rowan’s employment is terminated by the Company without cause or if he resigns for good reason, Mr. Rowan will be entitled to (i) continuation of his base salary for 12 months following his termination, (ii) reimbursement for COBRA premiums due to maintain substantially equivalent health insurance coverage for 12 months following his termination, (iii) payment of any earned but unpaid salary, (iv) payment of any business expenses incurred but not reimbursed and (v) payment of any approved but unpaid bonus award. The payment of (i) above will be contingent on Mr. Rowan executing a general release of all claims against the Company. Mr. Rowan is subject to noncompetition and non-solicitation covenants for one year after leaving the employment of the Company.

John Wade. We entered into an employment agreement with Mr. Wade in October 2008 pursuant to which Mr. Wade agreed to serve as our Senior Vice President and General Manager—Business Aviation Services. We amended the agreement effective January 1, 2009, April 1, 2015 and April 4, 2018. The employment agreement set Mr. Wade’s annual base salary at $190,000, and required that the salary will be reviewed at least annually and not reduced by more than 10% of his then-current base salary unless as part of an overall compensation reduction at the Company that impacts the salaries of all executives. The employment agreement specifies that Mr. Wade is eligible for an annual bonus with a target of 30% of base salary, with the amount of such bonus to be determined by the Chief Executive Officer and subject to the approval of the board of directors. Mr. Wade’s employment agreement provides that he is eligible to participate in all normal Company benefits, including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms of such arrangements.

Mr. Wade’s employment is for no specific term and either the Company or Mr. Wade may terminate Mr. Wade’s employment at any time, with or without cause. If Mr. Wade’s employment is terminated by the Company without cause or he resigns for good reason, Mr. Wade will be entitled to (i) continuation of his base salary for one year following his termination, (ii) reimbursement for COBRA premiums due to maintain substantially equivalent health insurance coverage for one year following his termination, (iii) payment of any earned but unpaid salary and accrued but unused paid time off, (iv) payment of any business expenses incurred but not reimbursed, and (v) payment of an award under the annual bonus program that has been approved by the Chief Executive Officer and the Company’s board of directors, but not paid prior to termination. The payment of (i) and (ii) above will be contingent on Mr. Wade executing a separation agreement containing a general release of all claims against the Company. Mr. Wade is subject to noncompetition and non-solicitation covenants for one year after leaving the employment of the Company.

Jonathan B. Cobin. In April 2010, we entered into an employment agreement with Mr. Cobin, pursuant to which he agreed to serve as Senior Vice President, Project and Operations Management. We amended Mr. Cobin’s agreement effective April 4, 2018. The employment agreement set Mr. Cobin’s annual base salary at $245,000, and provides that the salary will be reviewed at least annually and not be reduced by more than 10% of his base salary as of the reduction date unless as part of an overall compensation reduction at the Company that impacts all executives. The employment agreement specifies that Mr. Cobin is eligible for an annual bonus with a target of 40% of base salary, with the amount of such bonus to be determined by the Chief Executive Officer, subject to the approval of the board of directors. The bonus is based upon the achievement of both personal and corporate performance objectives. Mr. Cobin’s employment agreement also provides that he is eligible to participate in all normal Company benefits including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms of such arrangements.

Mr. Cobin’s employment is for no specific term and either the Company or Mr. Cobin may terminate Mr. Cobin’s employment at any time, with or without cause. If Mr. Cobin’s employment is terminated by the Company without cause or he resigns for good reason, Mr. Cobin will be entitled to (i) continuation of his base salary for 12 months following his termination, (ii) reimbursement for COBRA premiums due to maintain substantially equivalent health insurance coverage for 12 months following his termination, (iii) payment of any earned but unpaid salary and accrued but unused paid time off, (iv) payment of any business expenses incurred but not reimbursed and (v) payment of any approved but unpaid bonus award. The payment of (i) above will be contingent on Mr. Cobin executing a separation agreement containing a general release of all claims against the Company. Mr. Cobin is subject to noncompetition and non-solicitation covenants for one year after leaving the employment of the Company.

Each of the employment agreements (as amended) define cause as the NEO’s (i) willful gross misconduct or gross or persistent negligence in the discharge of his duties, (ii) act of dishonesty or concealment, (iii) breach of the NEO’s fiduciary duty or duty of loyalty to the Company, (iv) material breach of the confidentiality restrictions or covenants not to compete contained in the employment agreement, (v) any other material breach of the employment agreement that is not cured within 30 days, (vi) commission of one or more acts of substance abuse which are materially injurious to the Company, (vii) commission of a criminal offense involving money or other property of the Company (excluding traffic or other similar violations) or (viii) commission of a criminal offense that would constitute a felony under the laws of the state of Illinois (for Mr. Thorne, Mr. Rowan, Mr. Cobin and Ms. Elias)

and Colorado (for Mr. Wade) or the United States. Our NEOs’ employment agreements (as amended) define good reason as (i) a reduction by the Company in the NEO’s base salary beyond that permitted under the terms of the employment agreement or a reduction in his target bonus, (ii) a material diminution in the NEO’s duties or responsibilities, (iii) the NEO ceasing to report to the board of directors, in the case of Mr. Thorne only, (iv) the relocation of the NEO’s principal place of employment to a geographic location greater than 30 miles from the Company’s headquarters, in the case of Mr. Thorne, or to a geographic location greater than 50 miles, in the case of the other NEOs, or (v) any material, uncured breach by the Company of its obligations to the NEO under the employment agreement.

Marguerite M. Elias. We entered into an employment agreement with Ms. Elias in January 2008 pursuant to which Ms. Elias agreed to serve as Senior Vice President and General Counsel. We amended the agreement effective December 31, 2008 and April 4, 2018. The employment agreement set Ms. Elias’ annual base salary at $220,000, and required that the salary will be reviewed at least annually and not reduced by more than 10% of her then-current base salary unless as part of an overall compensation reduction at the Company that impacts the salaries of all executives. The employment agreement specifies that Ms. Elias is eligible for an annual bonus with a target of 30% of base salary, with the amount of such bonus to be determined by the Chief Executive Officer and subject to the approval of the Company’s board of directors. Ms. Elias’ employment agreement provides that she is eligible to participate in all normal Company benefits, including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms of such arrangements.

Ms. Elias’ employment is for no specific term and either the Company or Ms. Elias may terminate Ms. Elias’ employment at any time, with or without cause. If Ms. Elias’ employment is terminated by the Company without cause or she resigns for good reason, Ms. Elias will be entitled to (i) continuation of her base salary for one year following her termination, (ii) reimbursement for COBRA premiums due to maintain substantially equivalent health insurance coverage for one year following her termination, (iii) payment of any earned but unpaid salary and accrued but unused paid time off, (iv) payment of any business expenses incurred but not reimbursed, and (v) payment of an award under the annual bonus program that has been approved by the Chief Executive Officer and the Company’s board of directors, but not paid prior to termination. The payment of (i) and (ii) above will be contingent on Ms. Elias executing a separation agreement containing a general release of all claims against the Company. Ms. Elias is subject to noncompetition and non-solicitation covenants for one year after leaving the employment of the Company.

Michael J. Small. Prior to his separation on March 4, 2018, Mr. Small was party to an employment agreement with the Company, which set Mr. Small’s annual base salary and specified that Mr. Small is eligible for an annual bonus with a target of 100% of base salary, with the amount of such bonus to be determined by the board of directors. The bonus is based upon the achievement of both personal and corporate performance objectives. Mr. Small’s employment agreement also provided that he is eligible to participate in all normal Company benefits, including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms of such arrangements.

Mr. Small’s employment was for no specific term and either the Company or Mr. Small was entitled to terminate Mr. Small’s employment at any time, with or without cause. The agreement provided that, upon Mr. Small’s termination by the Company without cause or resignation for good reason, Mr. Small was entitled to (i) continuation of his base salary for 12 months following his termination, (ii) reimbursement for COBRA premiums due to maintain substantially equivalent health insurance coverage for 12 months following his termination, (iii) continued vesting of the options and any other equity awards then held by Mr. Small on the schedule set forth in the applicable option or other equity award agreement for 12 months following his termination, (iv) continued exercisability of any vested options and other equity awards then held by Mr. Small for 12 months following his termination, (v) payment of any earned but unpaid salary and accrued but unused paid time off, (vi) payment of any business expenses incurred but not reimbursed and (vii) payment of any approved but unpaid bonus award. The payment of (i) above was contingent on Mr. Small executing a general release of all claims against the Company. Mr. Small was subject to noncompetition and non-solicitation covenants for one year after leaving the employment of the Company.

On March 4, 2018, we entered into a separation agreement and general release with Mr. Small. Pursuant to the agreement, Mr. Small resigned his positions as President and Chief Executive Officer of the Company and as a member of the Company’s board of directors. Under the separation agreement, Mr. Small received the compensation and benefits payable under his Employment Agreement, dated July 29, 2010, for a termination of employment without cause or for good reason, as well as certain other benefits. Following his termination, Mr. Small received the following benefits: (i) a payment of $58,333 in lieu of Gogo’s obligation under his employment agreement to provide 30 days’ notice of termination, (ii) payment of his accrued and unpaid annual bonus for 2017, (iii) a severance payment of $700,000, and (iv) reimbursement of COBRA health insurance premiums for 12 months beginning March 4, 2018. Mr. Small also received certain additional payments under the separation agreement including (i) a payment of $250,000, and (ii) reimbursement of up to $25,000 of his reasonable legal expenses in connection with the negotiation of the terms of his separation. In addition, subject to Mr. Small’s continued compliance with his restrictive covenants, he will be entitled to (a) continued vesting of his outstanding and unvested equity awards through March 14, 2019, (b) full vesting of remaining unvested time-based vesting restricted stock and time-based vesting options on March 14, 2019 and (c) continued exercisability of his vested options through the earlier of March 14, 2020 and the expiration date of the options. Equity awards that would not have vested on or prior to March 14, 2019 were forfeited. Mr. Small executed a separation agreement containing a general mutual release of all claims. Mr. Small remained subject to his noncompetition and non-solicitation covenants until March 4, 2019.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our NEOs as of December 31, 2018:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(13)	Market Value of Shares or Units of Stock That Have Not Vested ($)(14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(15)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(14)
Oakleigh Thorne	11/12/2013(17)	1,330	—		24.91	11/12/23	—
	12/31/2013(17)	1,530	—		24.82	12/31/23	—
	03/31/2014(17)	2,008	—		20.54	03/31/24	—
	06/30/2014(17)	1,998	—		19.56	06/30/24	—
	09/30/2014(17)	2,453	—		16.86	09/30/24	—
	12/31/2014(17)	2,531	—		16.53	12/31/24	—
	03/31/2015(17)	2,261	—		19.06	03/31/25	—
	06/30/2015(17)	2,037	—		21.43	06/30/25	—
	09/30/2015(17)	4,092	—		15.28	09/30/25	—
	12/31/2015(17)	3,414	—		17.80	12/31/25	—
	03/31/2016(17)	5,682	—		11.01	03/31/26	—
	06/30/2016(17)	7,616	—		8.39	06/30/26	—
	09/30/2016(17)	3,892	—		11.04	09/30/26	—
	12/30/2016(17)	4,517	—		9.22	12/30/26	—
	03/31/2017(17)	3,687	—		11.00	03/31/27	—
	06/30/2017(17)	3,497	—		11.53	06/30/27	—
	09/29/2017(17)	3,390	—		11.81	09/29/27	—
	12/29/2017(17)	3,477	—		11.28	12/29/27	—
	03/04/2018(2)	—	700,000		9.39	03/04/28
	03/04/2018(2)	—	86,750		9.39	03/04/28	13,250	39,618
	03/04/2018(16)			86,750	9.39	03/04/28			13,250	39,618
	03/30/2018(17)	3,013	—		8.63	03/30/28	—
Barry Rowan	4/24/2017(2)	50,000(18)	150,000		12.50	4/24/2027	30,000	89,700
	4/24/2017(11)			100,000	12.50	4/24/2027			20,000	59,800
	2/17/2018(2)		37,000		10.23	2/17/2028	5,500	16,445
	2/17/2018(11)			37,000	10.23	2/17/2028			5,500	16,445
	7/31/2018(11)						24,064	71,951
John Wade	6/2/2010	32,400(6)	—		9.08	6/2/2020	—	—
	12/14/2011(2)	82,400(3)	—		17.78	12/14/2021	—	—
	6/5/2013(2)	82,400(7)	—		18.72	6/5/2023	—
	5/28/2014(2)	100,000(8)	—		17.68	5/28/2024	—	—
	5/26/2015(2)	48,450(9)	16,150		21.45	5/26/2025	2,050	6,130
	6/24/2016(2)	32,300(10)	32,300		8.37	6/24/2026	4,100	12,259
	6/24/2016(11)			20,200	8.37	6/24/2026			2,600	7,774
	8/31/2016(2)	9,700(12)	9,700		12.23	8/31/2026	1,250	3,738
	8/31/2016(11)	—		6,100	12.23	8/31/2026			700	2,093
	3/14/2017(2)	14,585(19)	43,755		11.96	3/14/2027	7,500	22,425
	3/14/2017(11)			29,840	11.96	3/14/2027			3,840	11,482
	2/17/2018(2)	—	37,000		10.23	2/17/2028	5,500	16,445
	2/17/2018(11)			37,000	10.23	2/17/2028			5,500	16,445
	7/31/2018(11)						21,390	63,956
Jonathan Cobin	6/2/2010	43,670(6)	—		9.08	6/2/2020	—	—
	12/14/2011(2)	51,500(3)	—		17.78	12/14/2021	—	—
	6/5/2013(2)	41,200(7)	—		18.72	6/5/2023	—
	5/28/2014(2)	50,000(8)	—		17.68	5/28/2024	—	—
	9/22/2014(2)	32,414(5)	—		18.00	9/22/2024	—	—

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(13)	Market Value of Shares or Units of Stock That Have Not Vested ($)(14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(15)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(14)
	5/26/2015(2)	48,450(9)	16,150		21.45	5/26/2025	2,050	6,130
	6/24/2016(2)	32,300(10)	32,300		8.37	6/24/2026	4,100	12,259
	6/24/2016(11)			20,200	8.37	6/24/2026			2,600	7,774
	3/14/2017(2)	14,585(19)	43,755		11.96	3/14/2027	7,500	22,425
	3/14/2017(12)			29,840	11.96	3/14/2027			3,840	11,482
	2/17/2018(2)	—	37,000		10.23	2/17/2028	5,500	16,445
	2/17/2018(11)			37,000	10.23	2/17/2028			5,500	16,445
	7/31/2018(11)						19,251	57,560
Marguerite Elias	6/2/2010	37,080(6)	—		9.08	6/2/2020	—	—
	12/14/2011(2)	51,500(3)	—		17.78	12/14/2021	—	—
	6/5/2013(2)	61,800(7)	—		18.72	6/5/2023	—
	5/28/2014(2)	80,000(8)	—		17.68	5/28/2024	—	—
	5/26/2015(2)	48,450(9)	16,150		21.45	5/26/2025	2,050	6,130
	6/24/2016(2)	32,300(10)	32,300		8.37	6/24/2026	4,100	12,259
	6/24/2016(11)			20,200	8.37	6/24/2026			2,600	7,774
	3/14/2017(2)	14,585(19)	43,755		11.96	3/14/2027	7,500	22,425
	3/14/2017(11)			29,840	11.96	3/14/2027			3,840	11,482
	2/17/2018(2)	—	37,000		10.23	2/17/2028	5,500	16,445
	2/17/2018(11)			37,000	10.23	2/17/2028			5,500	16,445
	7/31/2018(11)						17,112	51,165
Michael Small(21)	6/2/2010	820,771(1)	—		9.08	6/2/2020	—	—
	12/14/2011(2)	103,000(3)	—		17.78	12/14/2021	—	—
	6/5/2013(2)	247,200(7)	—		18.72	6/5/2023	—	—
	5/28/2014(2)	260,000(8)	—		17.68	5/28/2024	—	—
	5/26/2015(2)	132,825(9)	44,275		21.45	5/26/2025	5,625	16,819
	6/24/2016(2)	88,550(10)	88,550		8.37	6/24/2026	11,250	33,638
	6/24/2016(20)			27,652	8.37	6/24/2026			3,500	10,465
	3/14/2017(2)	25,000(19)	75,000		11.96	3/14/2027	7,500	22,425
	3/14/2017(16)			40,936	11.96	3/14/2027			5,216	15,596
	2/17/2018(16)			43,375	10.23	2/17/2028			6,625	19,809

(1)	These options vested on February 15, 2011, February 15, 2012 and February 15, 2013.

(2)	The options and restricted stock (as applicable) vest 25% on the first anniversary of the grant date and an additional 25% on each of the three following anniversaries of such date.

(3)	These options vested on December 14, 2012, December 14, 2013, December 14, 2014 and December 14, 2015.

(4)	These options vested on September 7, 2011, September 7, 2012, September 7, 2013 and September 7, 2014.

(5)	These options vested on September 22, 2015, September 22, 2016 and September 22, 2017.

(6)	These options vested on June 2, 2010, June 2, 2011, June 2, 2012, June 2, 2013 and June 2, 2014.

(7)	These options vested on June 5, 2014, June 5, 2015, June 5, 2016 and June 5, 2017.

(8)	These options vested on May 28, 2015, May 28, 2016, May 28, 2017 and May 28, 2018.

(9)	These options vested on May 26, 2016, May 26, 2017 and May 26, 2018.

(10)	These options vested on May 26, 2017 and May 26, 2018.

(11)

These performance options and performance restricted stock units are subject to time-based vesting and performance-based vesting. The options and restricted stock units time vest 25% on the first anniversary of the grant date and an additional 25% on each of the three following anniversaries of such date. The options and units performance vest at such time, if any, as the per share closing price of the Company’s common stock on the NASDAQ market during the period beginning on the grant date and ending on the fourth-year anniversary of the grant date equals or exceeds $12 for a period of 30 consecutive trading days.

(12)	These options vested on August 31, 2017 and August 31, 2018.

(13)	The amounts in this column represent shares of restricted stock and restricted stock units.

(14)	Amounts in this column are based on the price per share of our common stock of $2.99, the closing market price on December 31, 2018.

(15)	The amounts in this column represent performance restricted stock units.

(16)

These performance options and performance restricted stock units are subject to time-based vesting and performance-based vesting. The options and restricted stock units time vest 25% on the first anniversary of the grant date and an additional 25% on each of the three following anniversaries of such date. The options and units performance vest at such time, if any, as the per share closing price of the Company’s common stock on the NASDAQ market during the period beginning on the grant date and ending on the fourth-year anniversary of the grant date equals or exceeds $12 for a period of 30 consecutive trading days. Based on the closing price of our common stock ($2.99) on the NASDAQ market on December 31, 2018, performance vesting conditions under the performance options were not satisfied.

(17)	These options were granted for Thorne’s services as a nonemployee director and were fully vested on the grant date.

(18)	These options vested on April 24, 2018.

(19)	These options vested on March 14, 2018.

(20)

These performance options and performance restricted stock units are subject to time-based vesting and performance-based vesting. 25% of the options and restricted stock units time vested on the anniversary of the grant date and an additional 25% will vest on each of the three following anniversaries of such date. 34% of the options and units performance vest at such time, if any, as the per share closing price of the Company’s common stock on the NASDAQ market during the period beginning on the grant date and ending on the fourth year anniversary of the grant date equals or exceeds $21 for a period of 30 consecutive trading days; and the remaining 66% of the options and units performance vest at such time, if any, as the per share closing price of the Company’s common stock on the NASDAQ market during the period beginning on the grant date and ending on the fourth year anniversary of the grant date equals or exceeds $28 for a period of 30 consecutive trading days. The number of shares reflected in the table is based on the achievement of the $21 share price performance goal. Based on the closing price of our common stock ($2.99) on the NASDAQ market on December 31, 2018, performance vesting conditions under the performance options were not satisfied.

(21)

As described in “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements,” subject to Small’s continued compliance with his restricted covenant agreements, he received (a) continued vesting of his outstanding and unvested equity awards through March 14, 2019, (b) full vesting of remaining unvested time-based vesting restricted stock and time-based vesting options on March 14, 2019 and (c) continued exercisability of his vested options through the earlier of March 14, 2020 and the expiration date of the options.

Option Exercises and Stock Vested Table

The table below provides information on the stock options that were exercised by and stock awards that vested for our NEOs in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Oakleigh Thorne(2)	—	—	2,594	22,386

Barry Rowan	—	—	10,000	89,900

John Wade	—	—	10,725	66,169

Jonathan Cobin	—	—	9,315	59,300

Marguerite Elias	—	—	9,600	60,398

Michael Small	—	—	23,750	132,988

(1)	The value realized on vesting represents the number of shares multiplied by the market value of our Common Stock at the time the applicable share vested.

(2)	Reflects director deferred share unit awards, which are fully vested upon grant.

Nonqualified Deferred Compensation Table

The table below provides information on the nonqualified deferred compensation benefits of each of our NEOs in 2018.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Oakleigh Thorne(1)	—	22,386	-329,791	—	121,427

Barry Rowan	—	—	—	—	—

John Wade	—	—	—	—	—

Jonathan Cobin	—	—	—	—	—

Marguerite Elias	—	—	—	—	—

Michael Small	—	—	—	—	—

(1)

Deferred amounts represent the value of deferred share units granted under our 2013 Omnibus Plan and our 2016 Omnibus Plan for the period of time Thorne served as a nonemployee director prior to his appointment as President and Chief Executive Officer. See “Director Compensation” for a discussion on the compensation our directors receive for their service on the board.

(2)

This amount was reported as compensation in the “Summary Compensation Table” for Thorne as the grant date fair value of the deferred share units received in respect of Thorne’s service as a nonemployee director in 2018. No other NEO holds deferred share units nor do they participate in any other deferred compensation arrangement.

(3)

The deferred share units included in this amount were received in fiscal years 2013, 2014, 2015, 2016, 2017 and 2018. The amount in respect of deferred share units received prior to 2018 were not reported as compensation in the “Summary Compensation Table” to Thorne in previous years because he was not a NEO at the time. However, such compensation was reported in the “Director Compensation” section when Thorne served as a nonemployee director.

Potential Payments upon Termination or Change of Control

The following table describes the payments and benefits that each NEO would have been entitled to receive upon a hypothetical termination of employment or change in control as of December 31, 2017. For Mr. Small, the table sets forth the actual amount of compensation received or receivable by Mr. Small as a result of his separation in 2018.

For a description of the potential payments upon a termination pursuant to the employment agreements with our NEOs other than within two years following a change in control, see “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.” For a description of the potential payments upon a termination by the Company without cause or if the NEO resigns with good reason within two years following a change in control, see “—Elements of Compensation—Employment and Other Agreements with NEOs.” For a description of the consequences of a termination of employment or a change in control for the stock options granted to NEOs under our Stock Option Plan, our 2013 Omnibus Plan, and our 2016 Omnibus Plan, please see the disclosure that follows the table.

Element	Death or Disability ($)	Voluntary Resignation ($)	Involuntary Termination without Cause ($)	Termination for Good Reason ($)(9)	Involuntary Termination without Cause or Termination for Good Reason within 2 Years Following Change in Control ($)		Change in Control ($)(6)
Severance(1)
Oakleigh Thorne	58,333	—	283,622	225,289	283,622	(11)	—
Barry Rowan	—	—	486,986	450,000	675,000		—
John Wade	32,877	—	432,877	400,000	600,000		—
Jonathan Cobin	29,589	—	389,589	360,000	540,000		—
Marguerite Elias	26,301	—	346,301	320,000	624,000		—
Michael Small (10)			1,033,333
Benefits(2)
Oakleigh Thorne	—	—	—	—	—		—

Element	Death or Disability ($)	Voluntary Resignation ($)	Involuntary Termination without Cause ($)	Termination for Good Reason ($)(9)	Involuntary Termination without Cause or Termination for Good Reason within 2 Years Following Change in Control ($)	Change in Control ($)(6)
Barry Rowan	—	—	12,582	12,582	18,873	—
John Wade	—	—	24,480	24,480	36,720	—
Jonathan Cobin	—	—	19,186	19,186	28,778	—
Marguerite Elias	—	—	8,072	8,072	12,107	—
Michael Small (10)			12,040
Value of Accelerated Restricted Stock(3)
Oakleigh Thorne	—	—	—	—	—	—
Barry Rowan	29,900	—	—	—	89,700	89,700
John Wade	21,603	—	—	—	44,551	44,551
Jonathan Cobin	19,734	—	—	—	40,814	40,814
Marguerite Elias	19,734	—	—	—	40,814	40,814
Michael Small (10)			451,894
Value of Accelerated Restricted Stock Units(4)
Oakleigh Thorne	9,906	—	—	—	9,906	39,618
Barry Rowan	4,111	—	71,951	—	88,396	88,396
John Wade	4,111	—	63,956	—	80,401	80,401
Jonathan Cobin	4,111	—	57,560	—	74,005	74,005
Marguerite Elias	4,111	—	51,165	—	67,610	67,610
Michael Small (10)			—
Value of Stock Options(5)
Oakleigh Thorne	—	—	—	—	—	—
Barry Rowan	—	—	—	—	—	—
John Wade	—	—	—	—	—	—
Jonathan Cobin	—	—	—	—	—	—
Marguerite Elias	—	—	—	—	—	—
Michael Small (10)			135,482
Value of Accelerated Performance Restricted Stock Units(8)
Oakleigh Thorne	—	—	—	—	—	—
Barry Rowan	—	—	—	—	—	—
John Wade	—	—	—	—	—	—
Jonathan Cobin	—	—	—	—	—	—
Marguerite Elias	—	—	—	—	—	—
Michael Small (10)
Value of Accelerated Performance Options(7)
Oakleigh Thorne	—	—	—	—	—	—
Barry Rowan	—	—	—	—	—	—
John Wade	—	—	—	—	—	—
Jonathan Cobin	—	—	—	—	—	—
Marguerite Elias	—	—	—	—	—	—
Michael Small (10)
Total
Oakleigh Thorne	68,239	—	283,622	225,289	293,528	39,618
Barry Rowan	34,011	—	571,519	462,582	793,479	178,096
John Wade	58,591	—	488,436	424,480	769,667	124,952
Jonathan Cobin	53,434	—	521,313	379,186	683,597	114,819
Marguerite Elias	50,146	—	405,538	328,072	744,531	108,424
Michael Small (10)	—	—	1,632,749	—	—	—

(1)

Includes 30 days’ pay in lieu of notice and continuation of NEO’s salary pursuant to each NEO’s employment agreement (except for Thorne). Thorne, Cobin, Wade and Elias are entitled to 30 days’ pay in lieu of notice on a termination for disability. On a termination without cause or resignation for good reason, Thorne is entitled to 30 days’ pay in lieu of notice and a pro-rata bonus for the year of termination. See “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table —Employment Agreements” and “—Elements of Compensation—Change in Control Protection” for a discussion of the terms of the agreements.

(2)

For each NEO, the amounts include the cost of COBRA premiums to maintain health insurance coverage that is substantially equivalent to that which the NEO received immediately prior to termination and assumes that the NEO elects COBRA coverage for the full period for which he is entitled to payment or reimbursement. See “—Elements of Compensation—Change in Control Protection” above for a discussion of the terms of those agreements.

(3)

The value of vesting of time-based vesting restricted stock is calculated by multiplying the number of unvested shares of restricted stock that would accelerate by $2.99, which was the closing price of our common stock on the NASDAQ market on December 31, 2018. In case of a change in control, the table assumes that all shares of restricted stock were accelerated as a result of the transaction. See “—Effect of Termination or Change in Control on Equity Compensation” below for a description of the circumstances that would trigger accelerated vesting upon a change in control.

(4)

The value of vesting of time-based vesting restricted stock units is calculated by multiplying the number of unvested restricted stock units that would accelerate by $2.99, which was the closing price of our common stock on the NASDAQ market on December 31, 2018. In the case of the Recognition RSUs, all such Recognition RSUs will accelerate for any termination other than for cause. In case of a change in control, the table assumes that all shares of restricted stock units were accelerated as a result of the transaction. See “—Effect of Termination or Change in Control on Equity Compensation” below for a description of the circumstances that would trigger accelerated vesting upon a change in control.

(5)

The value of vesting of time-based vesting stock options is calculated by multiplying the number of unvested options that would accelerate by the difference between the exercise price and $2.99, which was the closing price of our common stock on the NASDAQ market on December 31, 2018, over the applicable exercise price per share. See “—Effect of Termination or Change in Control on Equity Compensation” below for a description of the circumstances that would trigger accelerated vesting upon a change in control. The table reflects unvested options that were in the money (i.e., had an exercise price lower than our stock price) as of December 31, 2018.

(6)	Assumes acquiror will not grant replacement awards. If replacement awards are granted, vesting of options and restricted stock will not accelerate in the absence of an involuntary termination.

(7)

Based on the closing price of our common stock ($2.99) on the NASDAQ market on December 31, 2018, performance-based vesting conditions under the previously granted performance options were not satisfied. As such, this column does not reflect any value for the performance options. See “—Effect of Termination or Change in Control on Equity Compensation” below for a description of the treatment of performance conditions upon a change in control.

(8)	Based on the closing price of our common stock ($2.99) on the NASDAQ market on December 31, 2018, the performance-based vesting conditions under the previously granted performance restricted stock units were not satisfied. As such, this column does not reflect any value for the performance restricted stock units. See “—Effect of Termination or Change in Control on Equity Compensation” below for a description of the treatment of performance conditions upon a change in control.

(9)

The employment agreements for Wade, Cobin and Elias were amended in April 2018 to provide for severance upon termination for good reason equal to severance for involuntary termination without cause. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.”

(10)

Small’s employment ended on March 4, 2018. Amounts in this row reflect the actual compensation paid or payable to Small in connection with his termination. For a description of his separation agreement, see “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.” Amounts in this row exclude any compensation in respect of Small’s voluntary exercise of his vested and exercisable options following his termination.

(11)

Thorne is not party to a change in control agreement. This amount assumes that his employment agreement would continue in the event of a change in control. Under Thorne’s employment agreement, he would receive the pro rata portion of his annual bonus for the fiscal year in which his termination occurs based on the actual results for such year. In addition, Thorne would receive 30 days’ pay in lieu of notice (equal to $58,333) for an involuntary termination without cause but he would not receive such amount for a termination for good reason. See “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table —Employment Agreements” for a discussion on the terms of Thorne’s employment agreement.

Effect of Termination or Change in Control on Equity Compensation.

Time-based Vesting Stock Options, Restricted Stock and Restricted Stock Units

If an NEO’s service relationship with us ceases for any reason other than disability, death or cause, the NEO may exercise the vested portion of any option for three months after the date of termination (except with respect to Mr. Thorne and Mr. Small as noted above under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements”). If an NEO’s service relationship with us terminates by reason of disability or death, the NEO or the NEO’s representative generally may exercise the vested portion of any option for 12 months after the date of such termination. In no event, however, may an option be exercised beyond the expiration of its term. If an NEO’s service relationship with us terminates for cause, the option (whether or not vested) will terminate immediately. In the event of death, disability or retirement, the options previously granted to the NEOs under the 2013 Omnibus Plan or under our 2016 Omnibus Plan are deemed vested to the extent of the number of options that would have vested had the NEO’s employment continued until the next vesting date immediately following the date of death or the effective date of termination of employment due to disability or retirement. None of our NEOs were eligible for retirement as of December 31, 2018.

If an NEO’s service relationship with us terminates for any reason other than death or disability, except as provided below, all unvested shares of restricted stock and unvested restricted stock units granted to the NEOs under the 2013 Omnibus Plan or the 2016 Omnibus Plan will immediately be forfeited (except with respect to Mr. Thorne and Mr. Small as noted above under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements”). In the event of death or disability, the shares of restricted stock previously granted to the NEOs under the 2013 Omnibus Plan or the 2016 Omnibus Plan are deemed vested to the extent of the number of shares that would have vested had the NEO’s employment continued until the next vesting date immediately following the date of death or the effective date of termination of employment due to disability. In the event of death, disability or retirement, the restricted stock units granted to the NEOs in 2018 under the 2016 Omnibus Plan are deemed vested to the extent of the number of awards that would have vested had the NEO’s employment continued until the next vesting date immediately following the date of death or the effective date of termination of employment due to disability or retirement. Upon a termination for any reason other than for cause, the vesting of any unvested Recognition RSUs granted pursuant to the retention program will be accelerated.

In the event that a change in control occurs, the acquiring or surviving entity in the transaction may assume or substitute similar awards for the outstanding options, restricted stock and restricted stock units, in which case the vesting of the options, restricted stock and restricted stock units is not accelerated. In such case, all of the options restricted stock and restricted stock units will become immediately vested and exercisable if an NEO’s service relationship with us terminates without cause or due to death or disability after the change in control. If the acquiring or surviving entity does not assume or substitute similar awards for outstanding awards or our common stock is exchanged solely for cash in such change in control transaction, the vesting of options, restricted stock and restricted stock units will generally accelerate in full in connection with the change in control and the NEO will generally receive a cash payment equal to the number of shares of common stock then subject to such awards, whether or not vested and/or exercisable, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to holders of common stock in any transaction whereby the change in control takes place or (B) the fair market value of a share of common stock on the date of occurrence of the change in control, over the exercise price per share of common stock subject to the award (if applicable).

Performance Stock Options and Restricted Stock Units

If an NEO’s service relationship with us ceases for any reason other than disability, death, retirement or cause, the NEO may exercise the vested portion of any performance option for 90 days after the date of termination (except with respect to Mr. Thorne and Mr. Small as noted above under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements”). If an NEO’s service relationship with us terminates by reason of disability, death or retirement, the NEO or the NEO’s representative generally may exercise the vested portion of any performance options for 12 months after the date of such termination. In no event, however, may any performance options be exercised beyond the expiration of its term. If an NEO’s service relationship with us terminates for cause, the performance options (whether or not vested) will terminate immediately. In the event of death, disability or retirement, the performance options granted to the NEOs in 2016 or 2017 under our 2016 Omnibus Plan are deemed vested to the extent of the number of performance options that would have vested had the NEO’s employment continued until the next vesting date immediately following the date of death or the effective date of termination of employment due to disability or retirement. In addition, if any of the performance options have time vested (but not yet performance vested), the performance options will continue to be eligible for performance-based vesting for 90 days following the participant’s death, disability or retirement.

If an NEO’s service relationship with us terminates for any reason other than death, disability or retirement, all unvested performance restricted stock units granted to the NEOs in 2016 or 2017 under the 2016 Omnibus Plan will immediately be forfeited (except with respect to Mr. Thorne and Mr. Small as noted above under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements”). In the event of death, disability or retirement, the performance restricted stock units granted to the NEOs in 2016 or 2017 under the 2016 Omnibus Plan are deemed vested to the extent of the number of shares that would have vested had the NEO’s employment continued until the next vesting date immediately following the date of death or the effective date of termination of employment due to disability or retirement. In addition, if any of the performance restricted stock units have time vested (but not yet performance vested), the performance restricted stock units will continue to be eligible for performance-based vesting for 90 days following the participant’s death, disability or retirement.

In the event of a change in control, the performance options and performance restricted stock units will performance vest if the change in control price equals or exceeds the stock price condition. The acquiring or surviving entity in the transaction may assume or substitute similar awards for the outstanding performance options and restricted stock units. In such case, all of the performance options and restricted stock units will become immediately vested and exercisable if an NEO’s service relationship with us terminates without cause or due to death or disability after the change in control. If the acquiring or surviving entity does not assume or substitute similar awards for outstanding awards or our common stock is exchanged solely for cash in such change in control transaction, the performance options and performance restricted stock units will generally time vest in connection with the change in control and, to the extent the awards have performance vested, the NEO will generally receive a cash payment equal to the number of shares of common stock then subject to such awards whether or not vested and/or exercisable, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to holders of common stock in any transaction whereby the change in control takes place or (B) the fair market value of a share of common stock on the date of occurrence of the change in control, over the exercise price per share of common stock subject to the award (if applicable).

Each of the NEOs (except Mr. Thorne) entered into change in control agreements (as amended), which provide that following a termination of employment by the Company without cause or a resignation by the NEO with good reason, within two years of a change of control, the vesting of any unvested time-based vesting equity awards will accelerate upon termination and any unvested performance award will remain outstanding until the applicable performance-based vesting date (or 90 days after such date if the award is a stock option) and will vest or be forfeited based on the satisfaction of the applicable performance goals to the extent as if the NEO’s employment had continued through the applicable vesting date (with service-based vesting accelerated in full as of the date of termination). Small’s change in control agreement was terminated on his separation date. See “—Elements of Compensation—Employment and Other Agreements with NEOs” above for a discussion of the terms of those agreements.

Compensation Risk Assessment

Management and the Compensation Committee assessed the risks associated with the Company’s compensation practices and policies for employees, including a consideration of risk-mitigating factors in the Company’s compensation practices and policies. Following this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:

To identify our median employee for purposes of the CEO pay ratio, we analyzed our employee population of approximately 1,098 full and part-time employees in the United States and the United Kingdom as of the last payroll date in December 2018. For administrative ease, we changed the date chosen to identify our median employee from mid-November 2018 to the last payroll date in December 2018. For purposes of the calculation, we exclude our CEO, independent contractors whose compensation is determined by an unaffiliated third party and 59 non-U.S. employees (other than employees located in the United Kingdom) including one in each of Germany and the United Arab Emirates, two in each of Australia, Brazil, China, Netherlands and Singapore, three in each of France and Switzerland, four in Japan and 37 in India. We specifically exclude all non-U.S. employees (other than the 13 employees located in the United Kingdom) because together this population represents less than 5% of Gogo’s total employee workforce. The median employee was identified using total cash compensation, which we determined reasonably reflects the annual compensation of our employees and consistently applies to all our employees.

The calculation of total compensation of the CEO and the median employee was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table” on page 45.

In 2018, the median of the annual total compensation of all employees of the Company other than the CEO was $115,213. For the year ended December 31, 2018, the total compensation for our CEO, Mr. Thorne, was $5,052,980 as reported in the “Total” column of the Summary Compensation Table on page 40. Since Mr. Thorne was appointed CEO effective March 4, 2018, we annualized his Salary, Non-Equity Incentive Plan Compensation and the Company’s contributions to the 401(k) Plan and HSA, as disclosed in the Summary Compensation Table, added the disclosed values of his Stock Awards, Option Awards and other components of All Other Compensation and removed the disclosed values of fees, deferred share units and option awards he earned as a nonemployee director to arrive at a value of $5,191,093, used for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. Based on this information, for 2018, the reasonable estimated ratio of annual total compensation of our CEO to the median of the annual total compensation of all employees was 45.06:1.

As described above under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements,” Mr. Thorne received several one-time benefits in connection with the commencement of his employment, including an initial equity grant (in addition to his annual grant) as well as relocation benefits and reimbursement of legal fees. His annual total compensation for 2018 also includes compensation received in connection with his service as a nonemployee director prior to his appointment as President and Chief Executive Officer. If those items were excluded, his annualized annual total compensation would have been $1,793,993 and the reasonable estimated ratio of annual total compensation of our CEO to the median of the annual total compensation of all employees would have been 15.57:1.

The pay ratio disclosed is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The applicable rules provide issuers with a great degree of flexibility in determining the methodology and related assumptions in identifying their median employee and calculating the ratio. As a result, the pay ratio we have disclosed in this proxy statement may not be comparable to pay ratios disclosure by other companies.

Director Compensation

Our nonemployee directors, other than the Chairman, receive an annual board retainer of $190,000, consisting of $50,000 in cash, $70,000 in stock options (based on the fair market value of the option computed in accordance with FASB ASC Topic 718) and $70,000 in deferred share units granted under our 2013 or 2016 Omnibus Plan. The nonemployee Chairman of the board is paid annual compensation of $265,000, consisting of $75,000 in cash, $95,000 in stock options and $95,000 in deferred share units granted under our 2013 or 2016 Omnibus Plan. The chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each receive additional annual cash compensation of $20,000, $15,000 and $10,000, respectively. Cash payments are paid on or shortly after the end of the quarter and equity grants are made on the last business day of the quarter. Directors may elect to receive all or a portion of the cash portion of their annual retainer and any additional payments for service as a chair in the form of deferred share units granted under our 2016 Omnibus Plan. The directors are required to retain shares received upon exercise of stock options or settlement of deferred share units (on an after-tax net basis) until the earlier of one year following termination of board service or a change in control of the Company. This retention policy applies only to stock options and deferred share units granted on and after September 30, 2015. Our directors do not receive additional fees for attending board or committee meetings.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of nonemployee directors for services rendered to us during 2018. Mr. Thorne also received a grant of deferred share units and stock options in respect of his service as a nonemployee director prior to his appointment as President and Chief Executive Officer. Mr. Thorne’s compensation for his service as a nonemployee director in 2018 can be found in the Summary Compensation Table beginning on page 45.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Total ($)
Ronald T. LeMay	75,000	94,995	94,951	264,946
Robert L. Crandall	50,000	69,982	69,966	189,948
Hugh Jones	50,000	69,982	69,966	189,948
Michele Coleman Mayes	58,278	69,982	69,966	198,225
Robert H. Mundheim	65,000	69,982	69,966	204,948
Christopher D. Payne	50,000	69,982	69,966	189,948
Charles C. Townsend	50,000	69,982	69,966	189,948
Harris N. Williams	70,000	69,982	69,966	209,948
(1)

Crandall, Mayes, Payne and Townsend elected to defer the cash portion of their annual retainer. The number of deferred share units they receive and the grant date fair value of the deferred share units are included in the table below together with the regular equity portion of their annual retainers.

(2)

The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 11, “Stock-Based Compensation,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference herein, for a discussion of the relevant assumptions used in calculating these amounts.

The following table sets forth, by grant date, the grant date fair value of each award with respect to service as a director in 2018. These awards are fully vested.

Name	Grant Date	Number of Deferred Share Units (#)	Grant Date Fair Value of Deferred Share Units ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)
Ronald T. LeMay	3/30/2018	2,752	23,750	5,936	8.63	23,735
	6/29/2018	4,886	23,746	9,952	4.86	23,738
	9/28/2018	4,576	23,749	8,400	5.19	23,737
	12/31/2018	7,943	23,750	14,132	2.99	23,742

Robert L. Crandall	3/30/2018	3,476	29,998	4,374	8.63	17,489
	6/29/2018	6,172	29,996	7,333	4.86	17,491
	9/28/2018	5,780	29,998	6,190	5.19	17,492
	12/31/2018	10,033	29,999	10,413	2.99	17,494

Hugh W. Jones	3/30/2018	2,027	17,493	4,374	8.63	17,489
	6/29/2018	3,600	17,496	7,333	4.86	17,491
	9/28/2018	3,371	17,495	6,190	5.19	17,492
	12/31/2018	5,852	17,497	10,413	2.99	17,494

Michele Coleman Mayes	3/30/2018	3,476	29,998	4,374	8.63	17,489
	6/29/2018	6,687	32,499	7,333	4.86	17,491
	9/28/2018	6,262	32,500	6,190	5.19	17,492
	12/31/2018	10,869	32,498	10,413	2.99	17,494

Robert H. Mundheim	3/30/2018	2,027	17,493	4,374	8.63	17,489
	6/29/2018	3,600	17,496	7,333	4.86	17,491
	9/28/2018	3,371	17,495	6,190	5.19	17,492
	12/31/2018	5,852	17,497	10,413	2.99	17,494

Christopher D. Payne	3/30/2018	3,476	29,998	4,374	8.63	17,489
	6/29/2018	6,172	29,996	7,333	4.86	17,491
	9/28/2018	5,780	29,998	6,190	5.19	17,492
	12/31/2018	10,033	29,999	10,413	2.99	17,494

Charles C. Townsend	3/30/2018	3,476	29,998	4,374	8.63	17,489
	6/29/2018	6,172	29,996	7,333	4.86	17,491
	9/28/2018	5,780	29,998	6,190	5.19	17,492
	12/31/2018	10,033	29,999	10,413	2.99	17,494

Harris N. Williams	3/30/2018	2,027	17,493	4,374	8.63	17,489
	6/29/2018	3,600	17,496	7,333	4.86	17,491
	9/28/2018	3,371	17,495	6,190	5.19	17,492
	12/31/2018	5,852	17,497	10,413	2.99	17,494

(a)	The following table shows the aggregate number of DSUs and options held by our directors as of December 31, 2018.

Name	Number of DSUs (#)	Number of Options (#)
Ronald T. LeMay	48,574	551,696
Robert L. Crandall	60,877	149,522
Hugh W. Jones	23,782	49,078
Michele Coleman Mayes	42,585	49,078
Robert H. Mundheim	51,078	118,622
Christopher D. Payne	43,676	81,031
Charles C. Townsend	58,133	87,722
Harris N. Williams	35,263	87,722

Compensation Committee Interlocks and Insider Participation

Robert L. Crandall, Robert H. Mundheim, Oakleigh Thorne, Hugh W. Jones and Charles C. Townsend served as the members of our Compensation Committee in 2018. On March 4, 2018, Mr. Thorne resigned his membership on the Compensation Committee upon his appointment as President and Chief Executive Officer of the Company and Hugh W. Jones became a member of the Compensation Committee. During 2018, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving on the Company’s board of directors or Compensation Committee. During 2018, no member of the Compensation Committee served as an officer or employee of the Company while also serving on the Compensation Committee or was formerly an officer of the Company.

Certain current and former members of our Compensation Committee (and/or certain entities affiliated with certain members) are parties to the registration rights agreement described under “Directors, Executive Officers and Corporate Governance—Related Person Transactions—Registration Rights Agreement.” In addition, following his resignation from the Compensation Committee, certain entities affiliated with Mr. Thorne were parties to transactions with the Company involving our convertible notes, as described under “Directors, Executive Officers and Corporate Governance—Related Person Transactions—Convertible Notes Transactions.”

AUDIT MATTERS

Audit Committee Report

The Audit Committee of our board of directors is responsible for, among other things, reviewing with Deloitte & Touche LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2018 audit, the Audit Committee has:

•	Reviewed and discussed with management the Company’s audited financial statements;
•	Discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, as amended, as in effect on the date of this proxy statement; and
•	Received from and discussed with Deloitte & Touche LLP the communications from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board regarding their independence.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the board of directors that the audited financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

The Audit Committee has adopted a charter and a process for pre-approving services to be provided by Deloitte & Touche LLP.

The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 5605(c) of the Nasdaq Stock Market listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

The Audit Committee:

Harris N. Williams (Chair)
Robert L. Crandall
Hugh W. Jones
Michele Coleman Mayes

Pre-approval of Independent Auditor Services

The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by the independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the fees for any pre-approved category of service exceed the fee thresholds established by the Audit Committee. The Audit Committee may delegate to Mr. Harris Williams or any other independent chair of the Audit Committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

Independent Registered Public Accounting Firm Fees

The following table presents the Company’s fees for services performed by its independent registered public accounting firm, Deloitte & Touche LLP, and its affiliates, for the years ended December 31, 2018 and 2017.

	2018	2017
Audit fees(1)	$1,831,857	$1,891,039
Audit-related fees(2)	514,238	191,900
Fees for tax services(3)	82,360	149,500
All other fees(4)	24,754	23,513

Total	$2,453,209	$2,255,952

(1)	Audit fees principally include fees for services related to the audit of the Company’s financial statements and review of the Company’s quarterly financial information.

(2)	Audit-related fees principally include fees for comfort letters related to debt offerings, registration statements and consultation on accounting matters.

(3)	Fees for tax services principally include fees for tax advice related to domestic tax compliance, international tax structuring and advisory services.

(4)	All other fees include fees for advice related to executive compensation programs and subscription fees to an online accounting research tool.

PROPOSAL 1: ELECTION OF DIRECTORS

The board has nominated the three persons named below for election as directors at the Annual Meeting to serve until the 2022 annual meeting or until their respective successors are duly elected and qualified. Each of the nominees for director is currently serving on the board. If any nominee is unable to serve as a director, which we do not anticipate, the board by resolution may reduce the number of directors or choose a substitute nominee.

Nominees for Director

•	Robert L. Crandall
•	Christopher D. Payne
•	Charles C. Townsend

For biographical information about the nominees for director, including information about their qualifications to serve as a director, see “Directors, Executive Officers and Corporate Governance—Class III Nominees” beginning on page 12.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR THE ELECTION TO THE BOARD

OF EACH OF THE THREE NOMINEES FOR CLASS III DIRECTOR.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company’s stockholders are entitled to approve, on an advisory basis, the compensation of our named executive officers. This non-binding advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views on our named executive officers’ compensation.

As described in the “Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”), the goal of our executive compensation programs has been and continues to be to support the successful recruitment, development and retention of executive talent through a pay-for-performance culture, so that we can achieve our business objectives and optimize our long-term financial returns. In furtherance of those goals, our Compensation Committee has developed compensation programs intended to provide competitive base compensation and reward performance that meet or exceed the targets established by the Compensation Committee, with the objective of increasing long-term stockholder value and supporting the shorter-term business goals it believes are necessary to effect that increase.

To do so, the Compensation Committee uses a combination of short-term incentive cash compensation and long-term equity incentive compensation to motivate and reward executives who have the ability to significantly influence our long-term financial success in a way that maximizes stockholder value and supports our shorter-term business goals. Our Compensation Committee recognizes the developing nature of our growing business and uses a measure of flexibility in recognizing and rewarding performance and endeavors to compensate our executive officers in a manner that is market-competitive and consistent with our business strategy, sound corporate governance principles and stockholder interests. We believe that our compensation programs are effective, appropriate and strongly aligned with the long-term interests of our stockholders.

For these reasons, our Board is asking stockholders to vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on our executive compensation principles and programs, and to review the tabular disclosures regarding executive compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

As an advisory vote, this Proposal 2 is not binding on our board of directors or the Compensation Committee. However, our board of directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

The proposal to approve, on an advisory basis, the compensation of our named executive officers requires for its approval the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting by holders of common stock who are present in person or by proxy. Any abstention will have the effect of a vote against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY

STATEMENT.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, as the independent auditors to perform an integrated audit of the Company for the fiscal year ending December 31, 2019. Deloitte & Touche served as our independent auditors for the fiscal year ended December 31, 2018.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of Deloitte & Touche LLP, the Audit Committee will reconsider whether to hire the firm and may retain Deloitte & Touche LLP or hire another firm without resubmitting the matter to stockholders for approval. The Audit Committee retains the discretion at any time to appoint a different independent auditor.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2019 requires for its approval the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting by holders of common stock who are present in person or by proxy. Any abstention will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION

OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE COMPANY FOR FISCAL YEAR 2019.

OTHER INFORMATION FOR STOCKHOLDERS

Other Business

The board of directors is not aware of any other matters to be presented at the annual meeting. If any other matter was properly submitted for action and presented at the meeting, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

Proposals for 2020

The Company will review for inclusion in next year’s proxy statement stockholder proposals received by December 28, 2019 pursuant to SEC Rule 14a-8. Proposals must be sent to Marguerite M. Elias, Executive Vice President, General Counsel and Secretary of the Company, at 111 N. Canal St., Suite 1500, Chicago, Illinois 60606.

Stockholder proposals not included in next year’s proxy statement may be brought before the 2020 annual meeting of stockholders by a stockholder of the Company who is entitled to vote at the meeting, has given a written notice to the Executive Vice President, General Counsel and Secretary of the Company containing certain information specified in the Bylaws, and was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed to and received at the address in the preceding paragraph no earlier than February 8, 2020 and no later than March 9, 2020, except that if the date of the 2020 annual meeting of stockholders is changed, and the meeting is held before May 8, 2020 or after August 16, 2020, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and no later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.

Annual Report for 2018

The fiscal 2018 Annual Report to Stockholders, including our 2018 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this proxy statement and our fiscal 2018 Annual Report on our investor relations website at www.ir.gogoair.com. Requests for copies of our Annual Report to Stockholders may also be directed to Investor Relations, Gogo Inc., 111 N. Canal St., Suite 1500, Chicago, Illinois 60606.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibits. All requests should be directed to Investor Relations, Gogo Inc., 111 N. Canal St., Suite 1500, Chicago, Illinois 60606.

Householding of Annual Disclosure Documents

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs. If you would like to have additional copies of these documents mailed to you, please call (312) 517-6069 or write to Investor Relations at 111 N. Canal St., Suite 1500, Chicago, Illinois 60606. If you would like to receive separate copies of the proxy statement, annual report to stockholders or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

BY ORDER OF THE BOARD OF DIRECTORS

Marguerite M. Elias
Executive Vice President, General Counsel and Secretary

Chicago, Illinois

April 29, 2019

GOGO INC. 111 N. Canal St. Suite 1500 Chicago, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR
the following:		☐	☐	☐
1.	Election of Directors
Nominees
01	Robert L. Crandall 02 Christopher D. Payne 03 Charles C. Townsend
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	Advisory vote approving executive compensation.					☐	☐	☐
3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

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GOGO INC.

Annual Meeting of Stockholders

June 11, 2019 9:00 AM, CDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marguerite M. Elias and Jenelle M. Chalmers, or either of them, as proxies, each, with the power to appoint her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GOGO INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on June 11, 2019, at Gogo’s Corporate headquarters at 111 N. Canal St., Chicago, IL 60606, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side